Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO AMENDED AND RESTATED

FIVE-YEAR CREDIT AGREEMENT

AMENDMENT (this “Amendment”) dated as of April 20, 2009 to the Amended and Restated Credit Agreement dated as of April 12, 2006 (as in effect immediately prior to the effectiveness hereof, the “Existing Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”) among MERCK & CO., INC. (the “Company”), the LENDERS party thereto (the “Lenders”), and CITICORP USA, INC., as Administrative Agent (the “Administrative Agent”).

W I T N E S S E T H :

The Company has agreed to combine with (the “Merger”) SCHERING–PLOUGH CORPORATION (to be renamed Merck & Co., Inc. upon consummation of the Merger) (the “Parent”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated March 8, 2009 (the “Signing Date”). In connection therewith: (a) pursuant to the Merger Agreement, (i) a wholly-owned subsidiary of the Parent will merge into the Parent and another wholly-owned subsidiary of the Parent will merge into the Company so that the Company, as the surviving entity, will be a direct wholly-owned subsidiary of the Parent, (ii) each share of common stock of the Parent will be converted into the right to receive cash and new common stock of the Parent and (iii) each share of common stock of the Company will be converted into one share of common stock of the Parent; (b) the Company will amend the Existing Credit Agreement on the terms set forth in this Amendment; (c) the Company or the Parent will enter into a new $1,000,000,000 senior unsecured revolving credit facility (the “Incremental Facility”); (d) the Company or the Parent will obtain $3,000,000,000 in cash proceeds (before fees and original issue or market discount) from either (i) the issuance of senior unsecured notes (the “Senior Notes”) in a public offering or Rule 144A private placement or (ii) if the Company or the Parent, as the case may be, is unable to issue the full amount of the Senior Notes on or prior to the date (the “Closing Date”) on which the Merger is consummated, a senior unsecured bridge term loan facility (the “Bridge Loan Facility”); and (e) the Company or the Parent will enter into a new $3,000,000,000 senior unsecured asset sale bridge revolving credit facility (“Asset Sale Facility”). The Incremental Facility, the Bridge Loan Facility and the Asset Sale Facility are sometimes herein referred to as the “New Credit Facilities.” The New Credit Facilities together with the Amended Credit Agreement are sometimes herein referred to as the “Credit Facilities.” For the purpose hereof, “Transactions” means, collectively, (a) the execution, delivery and performance by the Company and Parent of the Merger Agreement and the consummation of the Merger and the other transactions contemplated thereby, (b) the execution, delivery and performance by the Credit Parties of this Amendment and each other Loan Document (as defined in the Amended Credit Agreement), (c) the issuance of the Senior Notes, (d) the use of the proceeds of any of the foregoing, any permanent financing entered into to finance the Merger or refinance the Credit Facilities and (e) the payment of fees in connection with the foregoing.

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NOW, THEREFORE, the parties hereto agree as follows:

Section 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Existing Credit Agreement has the meaning assigned to such term in the Existing Credit Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Existing Credit Agreement and each reference to “the Credit Agreement”, “thereof”, “thereunder”, “therein” and “thereby” and each other similar reference to the Existing Credit Agreement contained in the other Loan Documents shall, after this Amendment becomes effective, refer to the Existing Credit Agreement as amended hereby.

Section 2. Amendments to the Existing Credit Agreement. With effect from the Amendment No. 1 Effective Date, (a) the Existing Credit Agreement (excluding the Schedules and Exhibits thereto) shall be amended to read in its entirety as set forth in Exhibit A hereto, (b) the Existing Credit Agreement shall be amended by adding Exhibit I thereto substantially in the form of Exhibit B hereto, (c) the Existing Credit Agreement shall be amended by deleting Exhibits E-1, E-2 and F thereto and (d) Exhibit H of the Existing Credit Agreement shall be amended by deleting the words “and it shall remain the sole beneficial owner of the Interest at all times during which it is the record holder of the Interest” in paragraph 1 thereof and deleting the last sentence of paragraph 3 thereof.

Section 3. Representations of Company. The Company represents and warrants that (i) the representations and warranties of the Company set forth in Article 4 of the Amended Credit Agreement will be true and correct on and as of the Amendment No. 1 Effective Date (giving effect to the Transactions including the amendments set forth herein); provided that this clause (i) shall not be deemed to apply to the representations and warranties set forth in Section 4.05(b), or to representations or warranties to the extent they expressly relate to an earlier date, in which case such representations and warranties shall be true as of such earlier date, and (ii) no Default (as defined in the Amended Credit Agreement) will have occurred and be continuing on the Amendment No. 1 Effective Date (giving effect to the Transactions including the amendments set forth herein).

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York; provided that with respect to whether a Effective Date Material Adverse Effect shall have occurred and claims relating thereto, such matters shall be governed by and construed in accordance with the laws of the State of New Jersey.

Section 5. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 6. Conditions to Effectiveness of Amendments. The amendments set forth in Section 2 hereof shall become effective upon the Closing Date subject to this Amendment becoming effective pursuant to Section 7 below and subject to the satisfaction of the following conditions (the date of satisfaction of such conditions, the “Amendment No. 1 Effective Date”):

(a) Each Lender which shall have submitted a signed counterpart hereof as contemplated by Section 7 not later than 12:00 noon, New York City time, on April 20, 2009 shall have received an amendment fee in an amount equal to 0.125% of such Lender’s Commitment;

(b) JPMorgan Securities Inc., in its capacity as lead arranger for the New Credit Facilities (the “Lead Arranger”), shall have received favorable written opinions (addressed to

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the Administrative Agent and the Lenders and dated the Amendment No. 1 Effective Date) of Fried, Frank, Harris, Shriver & Jacobson LLP, Jon Filderman, or such other counsel as shall be reasonably satisfactory to the Lead Arranger, in each case in form and substance reasonably satisfactory to the Lead Arranger, covering such matters relating to the Company, the Parent, each other Guarantor (if any), the Loan Documents or the Transactions as the Lead Arranger shall reasonably request. The Company hereby requests such counsel to deliver such opinion.

(c) The Lead Arranger shall have received a certificate of the Secretary or an Assistant Secretary of the Parent, the Company and each other Guarantor (if any) attaching copies of its certificate of incorporation and by-laws, a good standing certificate for it and resolutions of its Board of Directors authorizing execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(d) The Lead Arranger shall have received an incumbency certificate of an officer of the Parent, the Company and each other Guarantor (if any) in respect of each of the officers who are authorized to sign this Agreement and the other Loan Documents to which each is a party on its behalf and who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby.

(e) There shall not have occurred any Effective Date Material Adverse Change as of the Amendment No. 1 Effective Date. “Effective Date Material Adverse Change” means that either (a) since December 31, 2008, there has occurred any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts (each, an “Event”) or Events that have had or would be reasonably expected to have, either individually or in the aggregate, an Effective Date Material Adverse Effect, except that any effect resulting from any matter disclosed in (i) the Saturn Disclosure Letter (as defined in the Merger Agreement and as in effect on the Signing Date), (ii) the Mercury Disclosure Letter (as defined in the Merger Agreement and as in effect on the Signing Date) or (iii) the annual report on Form 10-K for the Company or the Parent for the year ended December 31, 2008 (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are similarly predictive or forward-looking in nature) shall not be considered when determining whether an Effective Date Material Adverse Effect shall have occurred under this clause (a), or (b) since the Signing Date, there has occurred any Event or Events that have had or would reasonably be expected to have, either individually or in the aggregate, an Effective Date Material Adverse Effect. “Effective Date Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Parent and its subsidiaries and the Company and its subsidiaries, taken as a whole; provided that any effect resulting from any of the following Events shall not be considered when determining whether a Effective Date Material Adverse Effect shall have occurred: (i) any change or development in United States financial, credit or securities markets, general economic or business conditions, or political or regulatory conditions, (ii) any act of war, armed hostilities or terrorism or any worsening thereof, (iii) any change in law or United States generally accepted accounting principles or the interpretation or enforcement of either, (iv) any change in the pharmaceutical (including animal health, biotechnology and consumer health) industry, (v) the negotiation, execution, delivery, performance, consummation, potential consummation or public announcement of the Merger Agreement or the transactions contemplated by the Merger Agreement, including any litigation resulting therefrom or with

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respect thereto, and any adverse change in customer, distributor, employee, supplier, financing source, licensor, licensee, sub-licensee, shareholder, co-promotion, collaboration or joint venture partner or similar relationships resulting therefrom or with respect thereto, including as a result of the identity of the parties to the Merger Agreement, (vi) any failure of the Company or any of its subsidiaries or the Parent or any of its subsidiaries to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Effective Date Material Adverse Effect may be taken into account in determining whether a Effective Date Material Adverse Effect has occurred), (vii) any change, in and of itself, in the market price or trading volume of the common stock of the Company or the Parent (it being agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of Effective Date Material Adverse Effect may be taken into account in determining whether a Effective Date Material Adverse Effect has occurred), (viii) the taking of any action required by the Merger Agreement and (ix) matters relating to Singulair disclosed in the first bullet-point of clause (b) of Section 9.1 of the Mercury Disclosure Letter (as defined in the Merger Agreement and as delivered to the Lead Arranger on the Signing Date) and matters relating to Remicade disclosed in the first paragraph under clause (b) of Section 9.1 of the Saturn Disclosure Schedule (as defined in the Merger Agreement and as delivered to the Lead Arranger on the Signing Date); provided that the exception set forth in subclause (v) shall not apply with respect to matters or Events that render untrue or incorrect any of the representations and warranties set forth in Sections 3.4, 3.9(b), 3.13(h), 4.4, 4.9(b) and 4.13 of the Merger Agreement as in effect on the Signing Date. Notwithstanding the proviso to the preceding sentence, if an Event described in any of subclauses (i), (ii), (iii) and (iv) of such provision has had a disproportionate effect on the business, financial condition or results of operations of the Parent and its subsidiaries and the Company and its subsidiaries, taken as a whole, relative to other participants in the pharmaceutical (including animal health, biotechnology and consumer health) industry, then the incremental impact of such Event on the Parent and its subsidiaries and the Company and its subsidiaries, taken as a whole, relative to other participants in the pharmaceutical (including animal health, biotechnology and consumer health) industry shall be taken into account for purposes of determining whether an Effective Date Material Adverse Effect has occurred or is reasonably expected to occur.

(f) The Merger shall be consummated (i) on or before December 8, 2009 or, subject to the provisions of the Merger Agreement, such later date (not later than March 8, 2010) to which the “End Date” is extended in accordance with the terms of the Merger Agreement as in effect on the Signing Date (the “Outside Closing Date”) and (ii) in accordance with the terms of the Merger Agreement as in effect on the Signing Date (and no provision or condition thereof shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Company, the Lenders, the Administrative Agent or the Lead Arranger without the Majority Lenders’ prior written consent, not to be unreasonably withheld).

(g) The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees and invoiced expenses due and payable by the Company on or prior to the Amendment No. 1 Effective Date, including, (x) fees payable on or prior to the Amendment No. 1 Effective Date pursuant to the fee letter dated as of March 8, 2009, among the Lead Arranger, JPMorgan Chase Bank, N.A. and the Company (the “Fee Letter”) and (y) reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Company under the Loan Documents and the Fee Letter.

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(h) The Lead Arranger shall have received a certificate from the chief financial officer of the Company certifying that the ratio of Total Debt to Capitalization of the Credit Group (giving pro forma effect to the Transactions) as of the last day of the fiscal quarter most recently ended at least 45 days prior to the Amendment No.1 Effective Date shall not exceed 60% (capitalized terms used in this paragraph (g) having the meanings set forth in the Amended Credit Agreement).

(i) The Parent (and any other guarantor of any of the New Credit Facilities or the Senior Notes) shall have executed and delivered a Guarantee and Joinder Agreement (as defined in the Amended Credit Agreement).

(j) The representations of the Company set forth in Section 3 shall be true as of the Amendment No. 1 Effective Date.

The Lead Arranger shall notify the Company and the Lenders of the Amendment No.1 Effective Date, and such notice shall be conclusive and binding.

Section 7. Binding Effect. Except as provided in Section 6, this Amendment shall become effective when the Administrative Agent shall have received from each of the Company and the Lenders comprising the Majority Lenders a counterpart hereof signed by such party or facsimile or other written confirmation (in form reasonably satisfactory to the Administrative Agent) that such party has signed a counterpart hereof, and shall thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Person to whom any Lender party hereto assigns any of its interests, rights and obligations under the Existing Credit Agreement or the Amended Credit Agreement).

Section 8. Consent. The Lenders party hereto hereby authorize the Administrative Agent, with the consent of the Borrower, to modify the Amended Credit Agreement to reflect any change to the Company’s or the Parent’s name occurring on or prior to the Closing Date.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MERCK & CO., INC.

By:	/s/ MARK E. MCDONOUGH
Name:	Mark E. McDonough
Title:	Vice President & Treasurer

LENDERS

CITICORP USA, INC.

By:	/s/ WILLIAM E. CLARK
Name:	William E. Clark
Title:	Managing Director & Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ DAWN LEE LUM
Name:	Dawn Lee Lum
Title:	Executive Director

BANK OF AMERICA, N.A.

By:	/s/ ROBERT LAPORTE
Name:	Robert LaPorte
Title:	Vice President

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WILLIAM STREET COMMITMENT CORPORATION (Recourse only to the assets of William Street Commitment Corporation)

By:	/s/ MARK WALTON
Name:	Mark Walton
Title:	Assistant Vice President

THE BANK OF NEW YORK

By:	/s/ RICHARD K. FRONAPFEL, JR.
Name:	Richard K. Fronapfel, Jr.
Title:	Vice President

CREDIT SUISSE CAYMAN ISLANDS BRANCH

By:	/s/ KARIM BLASETTI
Name:	Karim Blasetti
Title:	Vice President

By:	/s/ MIKHAIL FAYBUSOVICH
Name:	Mikhail Faybusovich
Title:	Vice President

MERRILL LYNCH BANK USA

By:	/s/ DAVID MILLETT
Name:	David Millett
Title:	Vice President

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MORGAN STANLEY BANK

By:	/s/ MELISSA JAMES
Name:	Melissa James
Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ SCOTT MACVICAR
Name:	Scott MacVicar
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By:	/s/ WILLIAM GINN
Name:	William Ginn
Title:	Executive Officer and Head of US Corporate Banking

UBS LOAN FINANCE LLC

By:	/s/ IRJA R. OTSA
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ MARIE HADDAD
Name:	Marie Haddad
Title:	Associate Director

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WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ MEGAN DONNELLY
Name:	Megan Donnelly
Title:	Vice President

BNP PARIBAS

By:	/s/ CHRISTOPHER SKED
Name:	Christopher Sked
Title:	Director

By:	/s/ NICOLE MITCHELL
Name:	Nicole Mitchell
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ JUAN G. SIERRA
Name:	Juan G. Sierra
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ ALAN VITULICH
Name:	Alan Vitulich
Title:	Vice President

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ABN AMRO BANK N.V.

By:	/s/ MICHELE COSTELLO
Name:	Michele Costello
Title:	Director

By:	/s/ DAVID CARRINGTON
Name:	David Carrington
Title:	Director

BARCLAYS BANK PLC

By:	/s/ DAVID BARTON
Name:	David Barton
Title:	Director

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ EDWARD M. TESSALONE
Name:	Edward M. Tessalone
Title:	Senior Vice President

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EXHIBIT A

TO AMENDMENT NO. 1

U.S. $1,500,000,000

AMENDED AND RESTATED

FIVE-YEAR CREDIT AGREEMENT

Dated as of April 12, 2006

as amended by Amendment No. 1 dated as of April 20, 2009

Among

MERCK & CO., INC.,

as Borrower,

and

THE LENDERS NAMED HEREIN,

as Lenders,

and

CITICORP USA, INC.

as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC. and JPMORGAN SECURITIES INC.

as Co-Lead Arrangers

and

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

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SCHEDULES

SCHEDULE 2.01	-	Lenders; Lending Offices
SCHEDULE 4.05(b)	-	Disclosed Matters
SCHEDULE 6.01	-	Liens

EXHIBITS

EXHIBIT A-1	-	Form of Revolving Credit Note
EXHIBIT A-2	-	Form of Competitive Bid Note
EXHIBIT B-1	-	Form of Notice of Revolving Credit Borrowing
EXHIBIT B-2	-	Form of Notice of Letter of Credit Issuance
EXHIBIT B-3	-	Form of Notice of Competitive Bid Borrowing
EXHIBIT C-1	-	Form of Assignment and Assumption
EXHIBIT C-2	-	Form of Accession Agreement
EXHIBIT D-1	-	Form of Extension Request
EXHIBIT D-2	-	Form of Notice of Willingness of Lender to Extend Commitment Termination Date
EXHIBIT E-1	-	[Reserved.]
EXHIBIT E-2	-	[Reserved.]
EXHIBIT F	-	[Reserved.]
EXHIBIT G-1	-	Form of Designation Letter
EXHIBIT G-2	-	Form of Termination Letter
EXHIBIT H	-	Form of Section 2.15(e) Certificate
EXHIBIT I	-	Guarantee and Joinder Agreement

AMENDED CREDIT AGREEMENT dated as of April 20, 2009 (this “Agreement”), among MERCK & CO., INC., a corporation duly organized and validly existing under the laws of the State of New Jersey (the “Company”), the lenders (the “Lenders”) listed on the signature pages hereof, and CITICORP USA, INC. (“CUSA”), as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the Lenders (as hereinafter defined).

The Company, the Lenders listed on the signature pages hereof and the Administrative Agent are parties to an Amended and Restated Credit Agreement dated as of April 12, 2006 (as in effect immediately prior to the effectiveness of Amendment No. 1 (as defined below), the “Existing Credit Agreement”). Pursuant to and upon the effectiveness of Amendment No. 1, the Existing Credit Agreement (excluding the Schedules and Exhibits thereto) is amended to read in its entirety as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article 1 or in other provisions of this Agreement in the singular to have the same meanings when in the plural and vice versa):

“Accession Agreement” shall have the meaning specified in Section 2.04(c)(v).

“Administrative Agent” shall have the meaning specified in the introduction hereto.

“Administrative Agent’s Account” shall mean, with respect to any Currency, the account of the Administrative Agent for such Currency most recently designated by it as such account by notice to the Lenders and the Company.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form provided by the Administrative Agent.

“Advance” shall mean a Revolving Credit Advance or a Competitive Bid Advance.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

“Alternate Currencies” shall mean the Euro, the Swiss Franc and the Japanese Yen; provided that a currency shall be deemed to be an Alternate Currency only if it is freely convertible into U.S. Dollars and available to be borrowed in the London interbank market.

“Amendment No. 1” shall mean Amendment No. 1 to this Agreement dated as of April 20, 2009.

“Anniversary Date” shall have the meaning specified in Section 2.18.

“Applicable Facility Fee Rate” shall mean, for any Rating Level Period, the rate per annum set forth below opposite the reference to such Rating Level Period:

Rating Level Period	Applicable Facility Fee Rate
Rating Level 1 Period	0.250%
Rating Level 2 Period	0.300%
Rating Level 3 Period	0.375%
Rating Level 4 Period	0.500%
Rating Level 5 Period	0.500%

Each change in the Applicable Facility Fee Rate resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Applicable Lending Office” shall mean, with respect to each Lender, such Lender’s Domestic Lending Office in the case of Base Rate Advances and such Lender’s Eurocurrency Lending Office in the case of Eurocurrency Rate Advances and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

“Applicable Margin” shall mean, as of any date of determination during any period set forth below, the percentage per annum set forth below for the applicable Type of Advance at the applicable time given the Rating Level Period in effect at the time:

Rating Level Period	Level 1		Level 2		Level 3		Level 4		Level 5
Type of Advance	Euro- currency	Base Rate	Euro- currency	Base Rate	Euro- currency	Base Rate	Euro- currency	Base Rate	Euro- currency	Base Rate
Closing Date until 3-month anniversary thereof	1.95%	0.95%	2.15%	1.15%	2.325%	1.325%	2.45%	1.45%	2.70%	1.70%
3-month anniversary of Closing Date until 6-month anniversary thereof	2.45%	1.45%	2.65%	1.65%	2.825%	1.825%	2.95%	1.95%	3.20%	2.20%
6-month anniversary of Closing Date until 9-month anniversary thereof	2.95%	1.95%	3.15%	2.15%	3.325%	2.325%	3.45%	2.45%	3.70%	2.70%
9-month anniversary of Closing Date until 12-month anniversary thereof	3.45%	2.45%	3.65%	2.65%	3.825%	2.825%	3.95%	2.95%	4.20%	3.20%

Following repayment in full of all amounts outstanding (to the extent loans thereunder were borrowed on the Closing Date), and termination of all commitments, under the Bridge Loan Facility, the Applicable Margin will be the percentage per annum set forth above for the Closing Date for the applicable Type of Advance given the Rating Level Period in effect on the date of determination. Each change in the Applicable Margin resulting from a Rating Level Change shall be effective on the date of such Rating Level Change.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee and accepted by the Administrative Agent in accordance with Section 9.06, in substantially the form of Exhibit C-1.

“Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the Prime Rate;

(b) 0.50% per annum above the Federal Funds Rate from time to time; and

(c) the sum of 1% plus the rate for deposits in U.S. dollars with a one-month maturity appearing on the relevant Screen Page at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, on the immediately preceding Business Day); provided that if such rate does not appear on the relevant Screen Page at such time, then the rate per annum for purposes of this clause (c) shall be the sum of 1% plus the one-month LIBO Rate determined on such day in accordance with the proviso to the definition of LIBO Rate.

“Base Rate Advance” shall mean, at any time, a Revolving Credit Advance denominated in U.S. Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowers” shall mean, at any time, collectively, the Company and each Designated Borrower.

“Borrowing” shall mean a Revolving Credit Borrowing or a Competitive Bid Borrowing.

“Bridge Loan Facility” shall mean the “Bridge Loan Facility” as defined in Amendment No. 1.

“Business Day” shall mean (a) any day on which commercial banks are not authorized by law or required to close in New York City, (b) if such day relates to any Eurocurrency Rate Advance or LIBO Rate Advance denominated in U.S. Dollars that is also a day on which dealings in U.S. Dollar deposits are carried out in the London interbank market, (c) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in an Alternate Currency (other than Euros), or a notice with respect thereto, that is also a day on which commercial banks and foreign exchange markets settle payments in the Principal Financial Center for such Currency, and (d) if such day relates to a Borrowing of, or a payment or prepayment of principal of or interest on or an Interest Period for an Advance denominated in Euros, or a notice with respect thereto, that is also a Target Operating Day.

“Capital Lease Obligations” shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capitalization” shall mean, at any time, the sum, without duplication, of (a) Total Debt, (b) consolidated stockholders’ equity of Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, and (c) minority interests held by the Parent and its Subsidiaries as reflected on the consolidated balance sheet of the Parent.

“Change in Control” shall mean any of the following events:

(a) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this paragraph (a) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), other than (i) the Parent or (ii) any employee or director benefit plan or stock plan of the Parent or a Subsidiary of the Parent or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 25% of the aggregate voting power of all Voting Stock of the Parent; or

(b) during any period of 25 consecutive calendar months, a majority of the Board of Directors of the Parent shall no longer be composed of individuals (i) who were members of said Board on the first day of such period, (ii) whose election or nomination to said Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said Board, or (iii) whose election or nomination to said Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said Board; or

(c) the Company shall cease to be a Wholly Owned Subsidiary of the Parent.

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to United States income taxation.

“Citibank” shall mean Citibank, N.A.

“Closing Date” shall mean the date of consummation of the Merger.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” shall mean, for any Lender, the amount specified opposite the name of such Lender in Schedule 2.01 and, for any New Lender, the amount specified in the Assignment and Assumption or Accession Agreement by which it became a New Lender (in each case, as such amount may be (a) reduced or increased from time to time pursuant to Section 2.04 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.06).

“Commitment Increase Date” shall have the meaning specified in Section 2.04(c).

“Commitment Percentage” shall mean with respect to any Lender, at any time, the ratio, expressed as a percentage, of (a) the amount of the Commitment of such Lender to (b) the Total Commitments.

“Commitment Termination Date” shall mean April 12, 2013, as such date may be extended pursuant to Section 2.18 with respect to New Lenders and Extending Lenders, or, if such day is not a Business Day, the immediately preceding Business Day, or, if earlier, the date of termination in whole of the Commitments pursuant to Section 2.04(b) or Article 7.

“Company” shall have the meaning specified in the introduction hereto.

“Competitive Bid Advance” shall mean a loan by a Lender to a Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03.

“Competitive Bid Borrowing” shall mean a borrowing by a Borrower consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

“Competitive Bid Note” shall mean a promissory note of a Borrower payable to the order of a Lender by such Borrower, in substantially the form of Exhibit A 2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from one or more Competitive Bid Advances made by such Lender to such Borrower.

“Contractual Obligation” shall mean, as to any Person, any obligation of such Person under any agreement or instrument to which such Person is a party or by which or any of its Property is bound.

“Control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” shall each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.14.

“Credit Facility” shall mean each of the “Credit Facilities” as defined in Amendment No. 1.

“Credit Group” shall mean the Parent and each of its Subsidiaries.

“Credit Party” shall mean the Parent, the Company and each other Guarantor.

“Currency” shall mean the U.S. Dollar or any Alternate Currency.

“CUSA” shall have the meaning specified in the introduction hereto.

“Declining Lender” shall have the meaning specified in Section 2.18(b).

“Default” shall mean any Event of Default or any event that with notice or lapse of time or both would become an Event of Default.

“Designated Borrower” shall mean the Parent or any Wholly Owned Subsidiary of Parent (other than the Company), in each case as to which a Designation Letter has been delivered to the Administrative Agent, and no Termination Letter has been delivered to the Administrative Agent, in accordance with Section 2.16.

“Designation Letter” shall have the meaning specified in Section 2.16.

“Dollar Equivalent” shall mean, with respect to any amount denominated in an Alternate Currency on any date, the amount of U.S. Dollars that would be required to purchase such amount of such Alternate Currency at or about 11:00 A.M., Local Time, on such date, for delivery two Business Days later, as determined by the Administrative Agent on the basis of the spot selling rate for the offering of such Alternate Currency for U.S. Dollars in the London foreign exchange market, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

“Domestic Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule 2.01 hereto or, with respect to any other Lender, the office of such Lender specified as its “Domestic Lending Office” in the Assignment and Assumption or Accession Agreement pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time notify the Company and the Administrative Agent.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union, and “EMU Legislation” shall mean legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency, being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA and the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien shall arise in favor of the PBGC or a Plan on the property of the Parent or any ERISA Affiliate, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” shall mean the single currency of Participating Member States of the EMU, which shall be a Currency under this Agreement, and “Euro Unit” shall mean a currency unit of the Euro.

“Eurocurrency Lending Office” shall mean, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule 2.01 hereto or, with respect to any other Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in the Assignment and Assumption or Accession Agreement pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time notify the Company and the Administrative Agent.

“Eurocurrency Rate” shall mean, for any Interest Period for each Eurocurrency Rate Advance denominated in any Currency comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum for deposits in such Currency having a maturity closest to such Interest Period which appears on the relevant Screen Page as of 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period (provided that, if such rate does not appear on the relevant Screen Page for such Interest Period, the Eurocurrency Rate for that Interest Period shall be the arithmetic mean of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in such Currency having a maturity closest to such Interest Period are offered by the principal London offices of the Reference Banks at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to other prime banks in the London interbank market in a principal amount comparable to the Dollar Equivalent of such Borrowing (or, in the case of a Eurocurrency Rate Advance denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency, rounded to the nearest 1,000 units of such Alternate Currency)).

“Eurocurrency Rate Advance” shall mean, at any time, a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

“Event of Default” shall have the meaning specified in Article 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder or under any of the other Loan Documents, (a) any Taxes imposed, deducted or withheld by reason of any present or former connection between the Administrative Agent or such Lender or other recipient (as the case may be) and the jurisdiction imposing such Taxes (other than solely on account of the execution and performance of, the enforcement of any right under or the receipt of any payment under, this Agreement or any of the other Loan Documents), (b) any branch profits taxes imposed by the United States of America or any comparable tax imposed by any foreign jurisdiction, (c) in the case of a Foreign Lender, any Tax imposed, deducted or withheld (i) that is attributable to such Foreign Lender’s failure, inability or ineligibility at any time during which such Foreign Lender is a party to this Agreement to deliver the Internal Revenue Service forms and the Section 2.15(e) Certificate (as applicable) described in Section 2.15(e) certifying that such Foreign Lender is entitled to complete exemption from United States withholding taxation, except to the extent such Foreign Lender’s failure is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement or the date (if any) on which such Foreign Lender changed its Applicable Lending Office, or (ii) that is imposed on accrued amounts payable to such Foreign Lender at the time of the assignment to such Foreign Lender and its becoming a party to this Agreement, except to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from a Borrower with respect to such accrued amounts pursuant to Section 2.15, and (d) any Taxes imposed, deducted or withheld on or from any amounts payable to the Administrative Agent or any Lender that are attributable to the Administrative Agent’s or such Lender’s failure to comply with Section 2.15(f).

“Existing Commitment Termination Date” shall have the meaning specified in Section 2.18.

“Extending Lender” shall have the meaning specified in Section 2.18.

“Federal Funds Rate” shall mean, for any day, the interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day that is a Business

Day, the Federal Funds Rate for such day on such transactions shall be the average of quotations received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” shall mean the chief financial officer, the principal accounting officer or the treasurer of the Parent or any officer of the Parent who succeeds to all or substantially all of the responsibilities thereof.

“Fixed Rate Advances” shall have the meaning specified in Section 2.03(a)(ii).

“Foreign Currency Equivalent” shall mean, with respect to any amount in U.S. Dollars, the amount of an Alternate Currency that could be purchased with such amount of U.S. Dollars using the reciprocal of the foreign exchange rate specified in the definition of “Dollar Equivalent”, as determined by the Administrative Agent, determinations thereof made in good faith by the Administrative Agent to be conclusive and binding on the parties in the absence of manifest error.

“Foreign Lender” shall mean any Lender that is not a United States Person.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease Property or services for the purpose of assuring the holder of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement, condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business.

“Guarantee and Joinder Agreement” means a Guarantee and Joinder Agreement substantially in the form of Exhibit I hereto.

“Guaranteed Obligations” shall have the meaning specified in Section 10.01.

“Guarantor” shall mean Parent, each Subsidiary of Parent that may become a “Guarantor” pursuant to Section 9.19 and the Company in its capacity as guarantor of the obligations of the Designated Borrowers.

“Hazardous Materials” shall mean all radioactive substances or wastes and all hazardous or toxic substances or other wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of such transactions.

“Increase Request” shall have the meaning specified in Section 2.04(c).

“Increasing Extending Lender” shall have the meaning specified in Section 2.18(c).

“Increasing Lender” shall have the meaning specified in Section 2.04(c)(iv).

“Indebtedness” of any Person shall mean (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations of such Person to pay the deferred purchase price of Property or services, except current accounts payable arising in the ordinary course of business, (c) all Capital Lease Obligations of such Person, (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person, (e) all Indebtedness of others Guaranteed by such Person, (f) all reimbursement obligations or other obligations (other than contingent obligations) with respect to bankers’ acceptances or letters of credit or similar instruments created or issued at the request of such Person, and (g) the net liability of such Person under Hedging Agreements.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Index Debt” shall mean the senior unsecured long-term Indebtedness for borrowed money of the Parent that is not guaranteed by any other Person (other than a Person that is at the time a Credit Party) or subject to any other credit enhancements.

“Interest Period” shall mean, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance and Fixed Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance (or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance) or such LIBO Rate Advance or Fixed Rate Advance and ending on the last day of the period selected by the Company pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Company (on its own behalf or on behalf of any Designated Borrower) pursuant to the provisions below. The duration of each such Interest Period shall be

(a) for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, one, two, three or six months (or any other period agreed upon by each of the Lenders and the Company);

(b) for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, any whole number of calendar months; and

(c) for each Fixed Rate Advance comprising part of the same Competitive Bid Borrowing, any period of at least seven calendar days,

in each case as the Company may select, upon notice received by the Administrative Agent not later than 11:00 a.m. (New York City time) on either

(x)(i) the third Business Day prior to the first day of such Interest Period in respect of such Eurocurrency Rate Advances denominated in U.S. Dollars, (ii) the fourth Business Day prior to the first day of such Interest Period in respect of Eurocurrency Rate Advances denominated in any Alternate Currency;

(y) the second Business Day prior to the first day of such Interest Period in respect of such Fixed Rate Advances denominated in any Alternate Currency; or

(z) the Business Day prior to the first day of such Interest Period in respect of such Fixed Rate Advance denominated in U.S. Dollars.

Notwithstanding the foregoing:

(i) if any Interest Period would otherwise commence before and end after the Commitment Termination Date, such Interest Period shall end on the Commitment Termination Date;

(ii) each Interest Period that would otherwise end on a day that is not a Business Day shall end on the next succeeding Business Day (or, in the case of an Interest Period for Eurocurrency Rate Advances or LIBO Rate Advances, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day);

(iii) each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; and

(iv) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration.

“Issuing Lender” shall mean each Lender so designated by the Company with the written consent of such Lender, in each case, in its capacity as an issuer of Letters of Credit under Section 2.02, together with its successors and assigns in such capacity.

“Lenders” shall mean (a) the Lenders listed on the signature pages hereof, (b) each New Lender that shall become a party hereto pursuant to Section 2.04(c) or Section 2.18, and (c) each assignee that shall become a party hereto pursuant to Section 9.06.

“Letter of Credit” shall have the meaning specified in Section 2.02.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit, or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Letter of Credit Exposure” shall mean, for any Lender, at any time, the sum of (a) such Lender’s Commitment Percentage of the aggregate undrawn face amount of all outstanding Letters of Credit plus (b) such Lender’s Commitment Percentage of the aggregate unreimbursed amount of all Reimbursement Obligations of the Borrowers at such time in respect of all drawings made under Letters of Credit.

“Letter of Credit Limit” shall mean $200,000,000.

“LIBO Rate” shall mean, for any Interest Period for each LIBO Rate Advance in any Currency comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate for deposits in such Currency having a maturity closest to such Interest Period which appears on the relevant Screen Page as of 11:00 a.m., London time, on the day two London Banking Days prior to the first day of such Interest Period (provided that, if such rate does not appear on the relevant Screen Page for such Interest Period, the LIBO Rate for that Interest Period will be the arithmetic mean of quotations obtained by the Administrative Agent from the Reference Banks for the rate at which deposits in such Currency having a maturity closest to such Interest Period are offered by the principal London office of such Reference Bank at approximately 11:00 a.m., London time, on the day that is two London Banking Days preceding the first day of such Interest Period to other prime banks in the London interbank market in a principal amount comparable to the Dollar Equivalent of such Borrowing (or, in the case of a LIBO Rate Advance denominated in an Alternate Currency, the Foreign Currency Equivalent thereof rounded to the nearest 1,000 units of such Alternate Currency)).

“LIBO Rate Advances” shall have the meaning specified in Section 2.03(a)(i).

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, hypothecation, encumbrance or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, each Designation Letter, each Termination Letter, the Letter of Credit Documents and each Guarantee and Joinder Agreement.

“Local Time” shall mean (a) with respect to any Advance denominated or any payment to be made in U.S. Dollars, New York City time, and (b) with respect to any Advance denominated or any payment to be made in an Alternate Currency, the local time in the Principal Financial Center for such Alternate Currency.

“London Banking Day” shall mean any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Majority Lenders” shall mean, at any time, Lenders owed a majority in interest of the then aggregate outstanding principal amount of all Advances (computed, in the case of Advances in an Alternate Currency, as the Dollar Equivalent thereof as determined by the Administrative Agent) and Letter of Credit Exposures, or, if there are no Advances or Letter of Credit Exposures outstanding, Lenders whose aggregate Commitment Percentages exceed 50%.

“Material Adverse Change” or “Material Adverse Effect” shall mean a material adverse change in or effect on (a) the business, condition (financial or otherwise) or operations of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Parent to perform any of its obligations hereunder or under the other Loan Documents, or (c) the rights or remedies of the Lenders or the Administrative Agent hereunder or under the other Loan Documents; provided that for purposes of any determination hereunder on or as of the effective date of Amendment No. 1 (including with respect to any Borrowing occurring on such date), “Material Adverse Effect” shall mean an “Effective Date Material Adverse Effect” as defined in Amendment No. 1.

“Merger” shall have the meaning specified in Amendment No. 1.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Moody’s Rating” shall mean, at any time, the rating of Index Debt then most recently announced by Moody’s.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Currency Unit” shall mean a unit of any Currency (other than a Euro Unit) of a Participating Member State.

“New Lender” shall have the meaning specified in Section 2.04(c).

“Note” shall mean a Revolving Credit Note or a Competitive Bid Note.

“Notice of Borrowing” shall mean a Notice of Competitive Bid Borrowing or a Notice of Revolving Credit Borrowing.

“Notice of Competitive Bid Borrowing” shall have the meaning specified in Section 2.03(1).

“Notice of Letter of Credit Issuance” shall have the meaning specified in Section 2.02(a).

“Notice of Revolving Credit Borrowing” shall have the meaning specified in Section 2.01(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents that are imposed by a Governmental Authority in a jurisdiction in which the relevant Borrower is incorporated, organized, managed and controlled or otherwise has a connection (other than solely as a result of entering into, performing any obligations, receiving any payments or enforcing any rights under, this Agreement or any of the other Loan Documents).

“Parent” shall mean Schering-Plough Corporation (to be renamed Merck & Co. Inc. upon consummation of the Merger), a New Jersey Corporation.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” shall mean:

(a) Liens imposed for taxes that are not yet due or which are being contested in compliance with Section 5.04;

(b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or which are being contested in compliance with Section 5.04;

(c) pledges and deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or obligations, and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article 7;

(f) easements, zoning restrictions, rights of way and similar encumbrances on real property that arise in the ordinary course of business and do not materially interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(g) any Liens securing industrial development, pollution control or similar revenue bonds, provided that such Lien is limited to the facility or facilities constructed with the proceeds of such bonds;

(h) Liens on Property of any Subsidiary (other than any Credit Party) securing Indebtedness owing by such Subsidiary to any member of the Credit Group;

(i) any Lien created under any Permitted Securitization, provided that such Lien is limited to the Property (plus improvements on such Property) that is the subject of such Permitted Securitization; and

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Permitted Encumbrance referred to in the foregoing clauses, provided that the outstanding principal amount of the Indebtedness or obligations secured thereby is not increased.

“Permitted Securitization” shall mean any transaction in which the Parent or a Subsidiary sells or otherwise transfers, without recourse to the Parent or any Subsidiary (other than in the case of breach of representation and other limited recourse customary in securitization transactions), an interest in accounts receivable or other present or future rights to payment and assets directly related thereto to a special purpose entity that (a) borrows against such accounts receivable, rights or assets, or (b) sells such accounts receivable, rights or assets to one or more third party purchasers.

“Person” shall mean an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” shall mean the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time as its Prime Rate.

“Principal Financial Center” shall mean, in the case of any Currency, the principal financial center in the country of issue of such Currency, as reasonably determined by the Administrative Agent.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Commitment Increase” shall have the meaning specified in Section 2.04(c).

“Quarterly Date” shall mean the last day of each March, June, September and December in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Business Day, such Quarterly Date shall be the next preceding Business Day.

“Rating Level Change” shall mean a change in the Moody’s Rating or the S&P Rating (other than as a result of a change in the rating system of such rating agency) that results in a change from one Rating Level Period to another, which Rating Level Change shall be effective on the date on which the relevant change in such rating is first announced by Moody’s or S&P, as the case may be.

“Rating Level Period” shall mean a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period, a Rating Level 4 Period or a Rating Level 5 Period; and

(a) “Rating Level 1 Period” means a period during which the S&P Rating is at or above AA+ or the Moody’ s Rating is at or above Aal;

(b) “Rating Level 2 Period” means a period that is not a Rating Level 1 Period during which the S&P Rating is at or above AA or the Moody’s Rating is at or above Aa2;

(c) “Rating Level 3 Period” means a period that is not a Rating Level 1 Period or a Rating Level 2 Period during which the S&P Rating is at or above AA- or the Moody’s Rating is at or above Aa3;

(d) “Rating Level 4 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period or a Rating Level 3 Period during which the S&P Rating is at or above A+ or the Moody’s Rating is at or above Al; and

(e) “Rating Level 5 Period” means a period that is not a Rating Level 1 Period, a Rating Level 2 Period, a Rating Level 3 Period or a Rating Level 4 Period;

provided that if the Moody’s Rating and the S&P Rating differ by more than one rating level, then the applicable Rating Level Period shall be one level lower than the Rating Level Period resulting from the application of the higher of such ratings (for which purpose Rating Level 1 Period is the highest Rating Level Period).

“Reference Banks” shall mean Citibank, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Register” shall have the meaning specified in Section 9.06(a)(iv).

“Regulation A”, “Regulation D”, “Regulation U” and “Regulation X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

“Regulatory Change” shall mean any change after the date of this Agreement in United States Federal, state or foreign law or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks, including the Administrative Agent or any Lender, of or under any United States Federal, state or foreign law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reimbursement Obligation” shall mean the obligation of a Borrower to reimburse an Issuing Lender for any amount paid by such Issuing Lender in respect of a drawing under a Letter of Credit.

“Requirement of Law” shall mean, as to any Person, any law, treaty or regulation, or any order of any Governmental Authority, that is applicable to or binding upon such Person or any of its Property or to which such Person or such Property is subject, and the certificate of incorporation, by-laws or other organizational or governing documents of such Person.

“Reserve Requirement” shall mean, for each day during any Interest Period for all Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against “Eurocurrency Liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (a) any category of liabilities that includes deposits by reference to which the Eurocurrency Rate or LIBO Rate is to be determined, or (b) any category of extensions of credit or other assets that includes Eurocurrency Rate Advances or any LIBO Rate Advances.

“Revolving Credit Advance” shall have the meaning specified in Section 2.01.

“Revolving Credit Borrowing” shall mean a borrowing by a Borrower consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Note” shall mean a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A 1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from one or more Revolving Credit Advances made by such Lender to such Borrower.

“S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or any successor thereto.

“S&P Rating” shall mean, at any time, the rating of Index Debt then most recently announced by S&P.

“Screen Page” shall mean (a) the display designated as Page 3740 or 3750, as the case may be, on the Telerate Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates of major banks) and (b) if the relevant rate does not appear on said Page 3740 or 3750, the “LIBO Page” so designated on the Reuter Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying London interbank offered rates). If at least two relevant rates appear on said Page 3740 or 3750 or the “LIBO Page” with respect to an Interest Period, the Eurocurrency Rate for that Interest Period will be based upon the arithmetic mean of such rates. If fewer than two rates appear with respect to an Interest Period, the rate for that Interest Period will be determined as provided in the foregoing clause (b).

“SEC” shall mean the Securities and Exchange Commission (and any successor thereto).

“Senior Notes” shall have the meaning specified in Amendment No.1.

“Significant Subsidiary” shall mean, at any time, a Subsidiary that as of such time satisfies the requirements of Rule 1-02(w) of Regulation S-X of the SEC as in effect on the date of this Agreement.

“Subsidiary” shall mean any Person of which at least a majority of the outstanding shares of Voting Stock is at the time directly or indirectly owned or controlled by the Parent, or by one or more Subsidiaries, or by the Parent and one or more Subsidiaries.

“Target Operating Day” shall mean any day that is not (a) a Saturday or Sunday, or (b) any other day on which the Trans European Real time Gross Settlement Express Transfer System (or any successor settlement system) is not operating (as determined by the Administrative Agent).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Letter” shall have the meaning specified in Section 2.16.

“Total Commitments” shall mean, at any time, the aggregate amount of the Commitments of all Lenders at such time.

“Total Debt” shall mean, at any time and without duplication, the then aggregate outstanding principal amount of all Indebtedness (other than Indebtedness specified in clause (g) of the definition thereof) of the Parent and its Subsidiaries, plus the aggregate principal amount then outstanding under Permitted Securitizations, all determined on a consolidated basis in accordance with GAAP.

“Total Debt to Capitalization Ratio” shall mean, at any time, the ratio, expressed as a percentage, of (a) Total Debt to (b) Capitalization.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Type” refers to whether an Advance is a Base Rate Advance, a Eurocurrency Advance, a LIBO Rate Advance or a Fixed Rate Advance.

“United States” and “United States Person” shall have the meaning specified in Section 7701 of the Code.

“U.S. Dollars” and “$” shall mean lawful money of the United States of America.

“Voting Stock” shall mean Equity Interests in a Person, the holders of which are ordinarily, in the absence of contingencies, generally entitled to vote for the election of directors, or persons exercising similar functions, of such Person.

“Wholly Owned Subsidiary” means any Subsidiary, 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements), at the time of any determination, is directly or indirectly owned by the Parent, or by one or more Wholly Owned Subsidiaries, or the Parent and one or more Wholly Owned Subsidiaries.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required hereunder to be filed or furnished to the Administrative Agent or any Lender shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the audited consolidated financial statements of the Company and its Subsidiaries for the Company’s fiscal year ended December 31, 2008 referred to in Section 4.05 (except for changes concurred with by the Company’s independent public accountants).

Section 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE 2

ADVANCES; LETTERS OF CREDIT

Section 2.01. Revolving Credit Advances. (a) (i) Each Lender severally agrees, on and subject to the terms and conditions hereinafter set forth, to make one or more advances (each a “Revolving Credit Advance”) to the Company and any Designated Borrower in U.S. Dollars or an Alternate Currency from time to time on any Business Day during the period from the date hereof until the Commitment Termination Date in an aggregate amount at any one time outstanding as to all Borrowers up to but not exceeding such Lender’s Commitment; provided that anything herein to the contrary notwithstanding, the sum of (i) the aggregate outstanding principal amount of all Advances (computed, in the case of each Advance that is denominated in an Alternate Currency, as the Dollar Equivalent of the outstanding principal amount thereof) plus (ii) the aggregate Letter of Credit Exposures of all Lenders shall not at any time exceed the Total Commitments.

(ii) Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Revolving Credit Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof) and shall consist of Revolving Credit Advances of the same Type made on the same day in the same currency by the Lenders ratably according to their respective Commitments; provided that Base Rate Advances may be denominated only in U.S. Dollars.

(iii) Within the limits of each Lender’s Commitment, each Borrower may, from time to time, borrow under this Section 2.01, prepay the amounts borrowed, in whole or in part, pursuant to Section 2.10 and reborrow under this Section 2.01.

(b)(i) Each Revolving Credit Borrowing shall be made on notice (each a “Notice of Revolving Credit Borrowing”) given not later than (x) in the case of a Base Rate Advance, 12:00 noon (New York City time) on the date of such Borrowing (which shall be a Business Day), and (y) in the case of a Eurocurrency Rate Advance, 12:00 noon (New York City time) on the date three Business Days (four Business Days in the case of a Eurocurrency Rate Advance denominated in an Alternate Currency) before the date of such Borrowing, in each case by the Company (on its own behalf or on behalf of any Designated Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof.

(ii) Each Notice of Revolving Credit Borrowing shall be in substantially the form of Exhibit B-1 hereto, specifying therein the requested (A) date of such Revolving Credit Borrowing, (B) Type of Advances comprising such Revolving Credit Borrowing, (C) aggregate amount of such Revolving Credit Borrowing, (D) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, Currency and initial Interest Period for each such Eurocurrency Rate Advance, and (E) the name of the Borrower (which shall be the Company or a Designated Borrower). If no election as to the Type of Revolving Credit Borrowing is specified, then the requested Revolving Credit Borrowing shall be a Base Rate Advance. If no initial Interest Period is specified with respect to any requested Eurocurrency Rate Advance, then the Company shall be deemed to have selected an initial Interest Period of three month’s duration.

(iii) Each Lender shall, (x) before 12:00 noon Local Time on the date of such Revolving Credit Borrowing if such Revolving Credit Borrowing consists of Eurocurrency Rate Advances and (y) before 3:00 p.m. (New York City time) on the date of such Revolving Credit Borrowing if such Revolving Credit Borrowing consists of Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Advances denominated in the relevant Currency, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Company or such other Borrower, as the case may be, by promptly crediting the amounts so received, in like funds, to an account of the Company or such other Borrower, as applicable, maintained with the Administrative Agent or an Affiliate thereof in New York City (if such Advance is denominated in U.S. Dollars) or in the Principal Financial Center for any other Currency and designated by the Company in the applicable Notice of Revolving Credit Borrowing.

(c) Anything herein to the contrary notwithstanding, (i) the Company may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.14, and (ii) Eurocurrency Rate Advances may not be outstanding as part of more than ten separate Revolving Credit Borrowings.

(d) Each Notice of Revolving Credit Borrowing received by the Administrative Agent shall be irrevocable and binding on the Company and the Borrowers.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Revolving Credit Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Credit Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Credit Borrowing in accordance with Section 2.01(b) and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree (but without duplication) to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the relevant Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate (if such Advance is denominated in U.S. Dollars) or at the overnight London interbank offered rate for the relevant Currency (if such Advance is denominated in an Alternate Currency). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement. If the relevant Borrower shall repay to the Administrative Agent such corresponding amount, such prepayment shall not limit any claim the relevant Borrower may have against the Lender that failed to make such amount available, and such Lender shall not be entitled to compensation in respect of such prepayment for purposes of Section 9.04(b).

(f) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

(g) If so requested by any Lender through the Administrative Agent, each Borrower will promptly execute and deliver to the Administrative Agent for such Lender a Revolving Credit Note payable to the order of such Lender.

Section 2.02. Letters of Credit. Subject to the terms and conditions of this Agreement, the Commitments may be utilized by the Company upon its request (on its own behalf or on behalf of any Designated Borrower) by the issuance by an Issuing Lender selected by the Company of one or more standby letters of credit (each a “Letter of Credit”) for account of any Borrower as specified by the Company, provided that (i) each Letter of Credit may be denominated only in U.S. Dollars and shall have a face amount of not less than $1,000,000, (ii) the sum of the aggregate Letter of Credit Exposures of all Lenders plus the aggregate outstanding principal amount of all Advances (computed as provided in Section 2.01) shall not at any time exceed the Total Commitments, (iii) the aggregate face amount of all Letters of

Credit outstanding at any time shall not exceed the Letter of Credit Limit, and (iv) the expiration date of any Letter of Credit may not extend beyond the earlier of the date five Business Days prior to the Commitment Termination Date and eighteen months following the issuance of such Letter of Credit. The following additional provisions shall apply to Letters of Credit:

(a) Notice of Issuance. The Company (on its own behalf or on behalf of any Designated Borrower) shall give the Administrative Agent at least five Business Days’ irrevocable prior notice (effective upon receipt) of the issuance of each Letter of Credit in substantially the form of Exhibit B-2 (a “Notice of Letter of Credit Issuance”), specifying the Issuing Lender, the Business Day (which shall be no later than 30 days before the Commitment Termination Date) on which such Letter of Credit is to be issued and the account party or parties therefor and describing in reasonable detail the proposed terms of such Letter of Credit (including the beneficiary thereof) and the nature of the transactions or obligations proposed to be supported thereby. Upon receipt of any such notice, the Administrative Agent shall advise the respective Issuing Lender of the contents thereof, and shall notify each other Lender of the Administrative Agent’s receipt of such request.

(b) Participations in Letters of Credit. On each day during the period commencing with the issuance by an Issuing Lender of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to such Lender’s Commitment Percentage of the then undrawn face amount of such Letter of Credit. Each Lender (other than the respective Issuing Lender) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the respective Issuing Lender’s liability under such Letter of Credit in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than such Issuing Lender) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Lender to pay and discharge when due, its Commitment Percentage of such Issuing Lender’s liability under such Letter of Credit.

(c) Notice by Issuing Lenders of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the respective Issuing Lender shall promptly notify the Company (through the Administrative Agent) of the amount to be paid by such Issuing Lender as a result of such demand, provide to the Company copies of documents delivered by the beneficiary with such demand and advise the Company of the date on which payment is to be made by such Issuing Lender to such beneficiary in respect of such demand. Notwithstanding the identity of the account party of any Letter of Credit, the Company hereby unconditionally agrees to pay and reimburse the Administrative Agent forthwith for account of such Issuing Lender for the amount of each demand for payment under such Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at the date on which payment is to be made by such Issuing Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind, provided that to the extent the Company shall fail to pay any amount required to be paid pursuant to this paragraph (c) on the due date therefor, the Company shall pay interest to the Administrative Agent for account of such Issuing Lender on such amount from such due date until the date such payment is made at the rate set forth in Section 2.07(b).

(d) Notice by the Company of Borrowing for Reimbursement. Forthwith upon its receipt of a notice referred to in clause (c) of this Section 2.02, the Company shall advise the Administrative Agent whether or not the Company intends to borrow hereunder to finance its obligation to reimburse the respective Issuing Lender for the amount of the related demand for payment and, if it does, submit a notice of such borrowing as provided in Section 2.01 hereof.

(e) Payments by Lenders to Issuing Lenders. Each Lender (other than the respective Issuing Lender) shall forthwith pay to the Administrative Agent for account of the respective Issuing Lender at its Domestic Lending Office in U.S. Dollars and in immediately available funds the amount of such Lender’s Commitment Percentage of any payment under a Letter of Credit upon notice by such Issuing Lender (through the Administrative Agent) to such Lender requesting such payment and specifying such amount. Each such Lender’s obligation to make such payment to the Administrative Agent for account of such Issuing Lender under this paragraph (e), and such Issuing Lender’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the failure of any other Lender to make its payment under this paragraph (e), the financial condition of any Borrower (or any other account party), the existence of any Default or the termination of the Commitments or any other circumstance whatsoever. Each such payment to an Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender shall default in its obligation to make any such payment to the Administrative Agent for account of an Issuing Lender, for so long as such default shall continue the Administrative Agent may at the request of such Issuing Lender withhold from any payments received by the Administrative Agent under this Agreement for account of such Lender the amount so in default and, to the extent so withheld, pay the same to such Issuing Lender in satisfaction of such defaulted obligation.

(f) Participations in Reimbursement Obligations. Upon the making of each payment by a Lender to an Issuing Lender pursuant to clause (e) of this Section 2.02 in respect of any Letter of Credit, such Lender shall, automatically and without any further action on the part of the Administrative Agent, such Issuing Lender or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Lender by the Company hereunder and under the Letter of Credit Documents relating to such Letter of Credit, and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by any Borrower hereunder and under such Letter of Credit Documents in respect of such Reimbursement Obligation (other than the commissions, charges, costs and expenses payable to such Issuing Lender pursuant to clause (g) of this Section 2.02). Upon receipt by an Issuing Lender from or for account of any Borrower of any payment in respect of any Reimbursement Obligation or any such interest or other amount (including by way of set-off or application of proceeds of any collateral security) such Issuing Lender shall promptly pay to the Administrative Agent for account of each Lender entitled thereto such Lender’s Commitment Percentage of such payment, each such payment by such Issuing Lender to be made in the same money and funds in which received by such Issuing

Lender. In the event any payment received by an Issuing Lender and so paid to the Lenders hereunder is rescinded or must otherwise be returned by such Issuing Lender, each Lender shall, upon the request of such Issuing Lender (through the Administrative Agent), repay to such Issuing Lender (through the Administrative Agent) the amount of such payment paid to such Lender, with interest at the rate specified in clause (j) of this Section 2.02.

(g) Letter of Credit Fees. Each Borrower shall pay to the Administrative Agent for account of each Lender (ratably in accordance with its respective Commitment Percentage) a letter of credit fee in respect of each Letter of Credit at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances from time to time in effect on the daily average undrawn face amount of such Letter of Credit for the period from the date of issuance of such Letter of Credit (i) in the case of a Letter of Credit that expires in accordance with its terms, until such expiration date, and (ii) in the case of a Letter of Credit that is drawn in full or is otherwise terminated other than on the stated expiration date of such Letter of Credit, until the date such Letter of Credit is drawn in full or is terminated (such fee to be non-refundable, to be paid in arrears on each Quarterly Date, on the Commitment Termination Date and on the date of such termination or expiration, and to be calculated for any day after giving effect to any payments made under such Letter of Credit on such day). In addition, the Company shall pay to the Administrative Agent for account of the respective Issuing Lender an issuance fee in respect of each Letter of Credit issued by such Issuing Lender in an amount to be agreed with such Issuing Lender plus all charges, costs and expenses, in each case, in the amounts customarily charged by such Issuing Lender from time to time in like circumstances with respect to the issuance of each Letter of Credit and drawings and other transactions relating thereto.

(h) Information Provided by Issuing Lenders to Lenders. Promptly following the end of each calendar month, each Issuing Lender shall deliver (through the Administrative Agent) to each Lender and the Company a notice describing the aggregate amount of all Letters of Credit issued by it and outstanding at the end of such month. Upon the request of any Lender from time to time, each Issuing Lender shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit issued by it then outstanding.

(i) Conditions Precedent to Issuance. The issuance by an Issuing Lender of each Letter of Credit shall, in addition to the conditions precedent set forth in Article 3, be subject to the conditions precedent that (i) such Letter of Credit shall be in such form, contain such terms and support such transactions as shall be reasonably satisfactory to such Issuing Lender consistent with its then current practices and procedures with respect to letters of credit of the same type, and (ii) the Company shall have executed and delivered such applications, agreements and other instruments relating to such Letter of Credit as such Issuing Lender shall have reasonably requested consistent with its then current practices and procedures with respect to letters of credit of the same type, provided that in the event of any conflict between any such application, agreement or other instrument and the provisions of this Agreement, the provisions of this Agreement shall control. Not later than 5:00 pm (New York City time) on the Business Day preceding the date of issuance of any Letter of Credit, the relevant Issuing

Lender shall request confirmation from the Administrative Agent that such issuance would not cause the limitations set forth in paragraph (i) of the first sub-clause of this Section 2.02 to be exceeded, and such Issuing Lender shall not issue such Letter of Credit if (x) the Administrative Agent advises such Issuing Lender that such limitations would be exceeded or (y) the Administrative Agent notifies such Issuing Lender that the Administrative Agent has been advised by any other Lender or the Company that a condition precedent under Section 3.02 relating to such issuance has not been satisfied.

(j) Interest Payable to Issuing Lenders by Lenders. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to clause (e) or (f) of this Section 2.02 on the due date therefor, such Lender shall pay interest to the respective Issuing Lender (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the Federal Funds Rate, provided that if such Lender shall fail to make such payment to such Issuing Lender within five Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.

(k) Modifications and Supplements. The issuance by an Issuing Lender of any modification or supplement to any Letter of Credit hereunder shall be subject to the same conditions as are applicable under this Section 2.02 to the issuance of new Letters of Credit, and no such modification or supplement shall be issued hereunder unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such modified or supplemented form, or (ii) each Lender shall have consented thereto.

(l) Indemnity. Each Borrower hereby indemnifies and holds harmless each Lender and the Administrative Agent from and against any and all claims and damages, losses, liabilities, reasonable out-of-pocket costs or expenses that such Lender or the Administrative Agent may incur (or that may be claimed against such Lender or the Administrative Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or refusal to pay by an Issuing Lender under any Letter of Credit issued by it; provided, however, that in no instance shall any Borrower be required to indemnify any Lender or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the bad faith, willful misconduct or gross negligence of an Issuing Lender in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit, or (ii) in the case of an Issuing Lender, such Lender’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.02 is intended to limit the other obligations of any Borrower, any Lender or the Administrative Agent under this Agreement.

Section 2.03. Competitive Bid Advances. (a) Each Lender severally agrees that the Company may request Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring either:

(i) 30 days prior to the Commitment Termination Date in the case of Competitive Bid Borrowings consisting of Advances bearing interest at a fixed margin above or below the applicable LIBO Rate (“LIBO Rate Advances”); or

(ii) seven days prior to the Commitment Termination Date, or, in the case of Competitive Bid Borrowings consisting of Advances bearing interest at a fixed rate (“Fixed Rate Advances”) and having Interest Periods of seven days or more, such longer period prior to the Commitment Termination Date, in each case, in the manner set forth below.

Requests for Competitive Bid Borrowings may be for amounts up to or in excess of the aggregate amount of the Commitments of the respective Lenders then in effect. The following provisions shall apply:

(1) The Company (on its own behalf or on behalf of any Designated Borrower) may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Administrative Agent, by facsimile transmission or by e-mail, a notice of a Competitive Bid Borrowing (a “Notice of Competitive Bid Borrowing”) in substantially the form of Exhibit B-3 hereto, specifying therein (t) the requested date and Currency of such proposed Competitive Bid Borrowing, (u) the requested maximum aggregate amount of such proposed Competitive Bid Borrowing, (v) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, the Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, the maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be later than the Commitment Termination Date), (w) the interest payment date or dates relating thereto (which interest payment dates, if such Competitive Bid Borrowing has a maturity date that is greater than three months after the date of such Borrowing, shall occur no less frequently than every three months), (x) the interest rate basis (LIBO Rate or Fixed Rate) to be offered by the Lenders, (y) the name of the Borrower (which shall be the Company or a Designated Borrower) and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 a.m. (New York City time) on the relevant date specified in the definition of “Interest Period”. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Company and the relevant Borrower; provided that the Company shall have no obligation to accept any offers to make Competitive Bid Advances. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from the Company by sending such Lender a copy of the related Notice of Competitive Bid Borrowing. If no election as to the Currency of Borrowing is specified in any Notice of Competitive Bid Borrowing, then the applicable Borrower shall be deemed to have requested a Borrowing in U.S. Dollars.

(2) Each Lender may, if in its sole discretion it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to a Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, which rate or rates of interest, in the case of LIBO Rate Advances requested by the Company (on its own behalf and on behalf an on behalf of any Designated Borrower), shall be at a margin above or below the LIBO Rate for such Advances for the relevant Interest Period, by notifying the Administrative Agent (which shall give notice thereof to the Company as promptly as practicable but in no event later than 10:30 a.m. (New York City time) on the date such offer is submitted to the Administrative Agent),

(A) before 9:30 a.m. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in U.S. Dollars,

(B) before 10:00 a.m. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Currency, or

(C) before 10:00 a.m. (New York City time) two Business Days prior to the first day of such Interest Period in respect of such Fixed Rate Advances denominated in any Alternate Currency,

in each case, of the maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may exceed such Lender’s Commitment), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Company of such offer at least 30 minutes before the time and on the date on which notice is required to be given to the Administrative Agent by each other Lender that elects to offer to make a Competitive Bid Advance. No offer to make a Competitive Bid Advance shall contain qualifying, conditional or similar language or propose terms other than or in addition to those set forth in the applicable Notice of Competitive Bid Borrowing. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 a.m. (New York City time) on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

(3) The Company shall, in turn, before 11:00 a.m. (New York City time) on the date of such proposed Competitive Bid Borrowing in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in U.S. Dollars, on the date three Business Days before the date of such proposed Competitive Bid Borrowing in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Currency, or on the date two Business Days prior to the first day of such Interest Period in the case of Fixed Rate Advances denominated in any Alternate Currency, either:

(x) cancel such Competitive Bid Borrowing by giving the Administrative Agent notice to that effect, or

(y) accept one or more of the offers made by any Lender or Lenders pursuant to clause (2) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or less than the maximum amount, notified to the Company by the Administrative Agent on behalf of such Lender for such Competitive Bid Advance pursuant to clause (2) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to clause (2) above by giving the Administrative Agent notice to that effect; provided that the Company shall not accept any offer in excess of the requested bid amount for any maturity. Any acceptance of offers made by any Lender or Lenders to make Competitive Bid Advances shall be made by the Company in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate, if any, will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

Notwithstanding the foregoing, following the delivery of a Notice of Competitive Bid Borrowing to the Administrative Agent, the Company shall be obligated to notify the Administrative Agent as to whether it shall cancel such Competitive Bid Borrowing or accept offers made by Lenders as set forth in this clause (3); provided that no Competitive Bid Borrowing shall be made unless the Company shall have accepted offers in accordance with clause (y) above.

(4) If the Company notifies the Administrative Agent that such Competitive Bid Borrowing is cancelled pursuant to clause (3)(x) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

(5) If the Company accepts one or more of the offers made by any Lender or Lenders pursuant to clause (3)(y) above, the Administrative Agent shall in turn promptly notify (A) each Lender that has made an offer as described in clause (2) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to clause (2) above have been accepted by the Company, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each

Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the conditions set forth in Section 3.03. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Administrative Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Advances denominated in the relevant Currency, in same day funds, such Lender’s portion of such Competitive Bid Borrowing. Upon fulfillment of the conditions set forth in Section 3.03 and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of the Company maintained with the Administrative Agent or an Affiliate thereof in New York City (if such Advance is denominated in U.S. Dollars) and in the principal financial center for any other Currency and designated by the Company in the applicable Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

(6) If the Company notifies the Administrative Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to clause (3)(y) above, such notice of acceptance shall be irrevocable and binding on the Company and the relevant Borrower. The Company shall pay each Lender amounts calculated in accordance with Section 9.04(b) to compensate such Lender for any loss, reasonable out-of-pocket cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the conditions set forth in Section 3.03.

(b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or, in the case of a Competitive Bid Borrowing denominated in an Alternate Currency, the Foreign Currency Equivalent thereof in such Alternate Currency).

(c) Within the limits and on the conditions set forth in this Section 2.03, each Borrower may from time to time borrow under this Section 2.03, prepay or repay the amounts borrowed, in whole or in part, pursuant to clause (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of the making of any other Competitive Bid Borrowing.

(d) Each Borrower agrees to repay to the Administrative Agent for the account of each Lender that has made a Competitive Bid Advance to such Borrower, on the maturity date of such Competitive Bid Advance (such maturity date being that specified by the Company for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to clause Section 2.03(1) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrowers shall have (a) no right to prepay any Competitive Bid Advance that is a Fixed Rate Advance without the prior consent of the each Lender that has made such Fixed Rate Advance, and (b) shall have the right to prepay any Competitive Bid Advance that is a LIBO Rate Advance subject to the payment to each Lender of the amount calculated in accordance with Section 9.04(b) to compensate such Lender for any loss, reasonable out-of-pocket cost or expense incurred by such Lender as a result of the prepayment of such LIBO Rate Advance prior to the maturity date thereof.

(e) Each Borrower agrees to pay interest on the unpaid principal amount of each Competitive Bid Advance made to such Borrower from the date of such Competitive Bid Advance until the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its Notice of Competitive Bid Borrowing with respect thereto delivered pursuant to clause Section 2.03(1) above, payable on the interest payment date or dates specified by the Company for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to clause Section 2.03(1) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance; provided that if any Borrower shall fail to pay when due (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) any principal of or interest on any Competitive Bid Advance, such Borrower shall pay interest on the defaulted amount at the rate provided for in Section 2.07(b), payable from time to time on demand.

(f) The indebtedness of each Borrower resulting from each Competitive Bid Advance made by a Lender to such Borrower as part of a Competitive Bid Borrowing shall, if so requested by such Lender, be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of such Lender.

Section 2.04. Changes of Commitments.

(a) Termination on Commitment Termination Date. The Commitments shall automatically be reduced to zero on the Commitment Termination Date.

(b) Ratable Termination or Reduction. The Company shall have the right, at any time or from time to time, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments, provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) the aggregate amount of the Commitments of the Lenders as to all Borrowers shall not be reduced to an amount that is less than the aggregate outstanding principal amount of all Advances and the aggregate

Letter of Credit Exposures of the Lenders, then outstanding as to all Borrowers, and (iii) any such reduction shall be without prejudice to the terms of Sections 2.02(b) and (e). The aggregate amount of the Commitments, once reduced as provided in this Section 2.04(b), may not be reinstated.

(c) Increase. (i) The Company (on its own behalf and on behalf of any Designated Borrower) may, at any time but in any event not more than once during any calendar year, make a written request (an “Increase Request”) to the Administrative Agent (who shall promptly forward a copy to each Lender) that the Total Commitments be increased (each such proposed increase being a “Proposed Commitment Increase”), through an increase of the Commitment or Commitments of one or more existing Lenders and/or the addition of one or more other financial institutions reasonably acceptable to the Administrative Agent (each a “New Lender”), as the Company may determine, all effective as of a date (the “Commitment Increase Date”) that shall be specified in such notice and that shall be prior to the Commitment Termination Date, provided that each Proposed Commitment Increase, and any increase in the Commitments effected pursuant thereto, shall be in an aggregate amount equal to $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and provided, further, that after giving effect to any such Proposed Commitment Increase, the Total Commitments shall not exceed $2,000,000,000.

(ii) The Company may offer the opportunity to participate in a Proposed Commitment Increase to all of the then existing Lenders and/or to one or more New Lenders, and will notify the Administrative Agent as part of the Increase Request to whom it wishes to offer the same; provided that the Commitment of each New Lender shall be at least $10,000,000; and provided further that no Lender shall have any obligation whatsoever to commit to all or any portion of the Proposed Commitment Increase.

(iii) Each Increase Request shall include a certification by a duly authorized officer of the Company that no Default has occurred and is continuing on and as of the date of such Increase Request and shall specify the proposed effective date of such increase (an “Increase Date”), which shall be at least ten Business Days after the date of the Increase Request.

(iv) If the Company is offering participation to the then existing Lenders, each Lender that is willing to increase its Commitment (each an “Increasing Lender”) shall notify the Administrative Agent on or prior to the date five Business Days after the date of the Increase Request of the amount, if any, by which it is willing to increase its Commitment, which amount shall not exceed the amount specified in the Increase Request.

(v) On the effective date of an increase in the Commitments pursuant hereto, (i) the Commitment of each Increasing Lender shall be increased to the extent hereinafter provided and each New Lender shall become a party hereto by executing and delivering, effective on said date, an accession agreement (each an “Accession

Agreement”) in substantially the form of Exhibit C-2, whereupon such New Lender shall have the rights and obligations of a Lender hereunder, and (ii) if on such date there are Revolving Credit Advances outstanding, appropriate adjustments shall be made (by the making of Revolving Credit Advances by the New Lenders and/or the prepayment of outstanding Revolving Credit Advances) as necessary to cause the outstanding Revolving Credit Advances to be held ratably by all Lenders; and Schedule 2.01 shall be appropriately revised, and Revolving Credit Notes (to the extent requested by Increasing Lenders and New Lenders) shall be issued, to reflect the foregoing.

(vi) If the sum of the aggregate amount by which the Commitments of the Increasing Lenders are increasing exceeds the amount required in light of the Commitments of the New Lenders, the increase shall be allocated ratably among the New Lenders.

Section 2.05. Fees.

(a) Facility Fee. The Company agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the daily average amount of such Lender’s Commitment, whether or not utilized, for each day during the period from the date hereof until the Commitment Termination Date at a rate per annum equal to the Applicable Facility Fee Rate in effect from time to time, provided that if and to the extent any Advances continue to be outstanding and held by such Lender and/or such Lender continues to have any Letter of Credit Exposure after the Commitment Termination Date, such facility fee will continue to accrue on the daily outstanding amount of such Advances and Letter of Credit Exposure until they are reduced to zero. The accrued facility fee shall be payable in U.S. Dollars in arrears on each Quarterly Date and on the Commitment Termination Date; provided that any facility fee accruing after the Commitment Termination Date shall be payable from time to time on demand.

(b) Administrative Agent’s Fee. The Company shall pay to the Administrative Agent for its own account such fees as have been agreed in writing by and between the Company and the Administrative Agent.

(c) Utilization Charges. The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization charge on the Dollar Equivalent of the aggregate outstanding principal amount of the Revolving Credit Advances and Letter of Credit Exposure of such Lender, for each day that there is any Advance or Letter of Credit Exposure outstanding, at a rate equal to 0.050% per annum, payable in U.S. Dollars on each day on which interest is payable hereunder, and computed on the same basis as interest on Revolving Credit Advances.

Section 2.06. Repayment of Revolving Credit Advances and Alternate Currency Revaluation.

(a) Repayment of Revolving Credit Advances. Each Borrower agrees to repay to the Administrative Agent for account of each Lender the full principal amount of all Revolving Credit Advances of such Lender to such Borrower, and each such Revolving Credit Advance shall mature, on the Commitment Termination Date.

(b) Alternate Currency Revaluation. If at any time by reason of fluctuations in foreign exchange rates (i) the aggregate outstanding principal amount of all Advances (for which purpose the amount of any Advance that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof as of the date of determination) plus the aggregate Letter of Credit Exposure exceeds (ii) an amount equal to 105% of the then aggregate amount of the Commitments, the Administrative Agent shall use reasonable efforts to give prompt written notice thereof to the Company, and the Company shall promptly, or on the last day of the then current Interest Period in respect of the Eurocurrency Advances, prepay the Advances, or cause the Advances to be prepaid, in an aggregate amount equal to such excess as determined by the Administrative Agent and specified in such notice. The good faith determinations of the Administrative Agent hereunder shall be conclusive and binding on the Company and the other Borrowers in the absence of manifest error.

Section 2.07. Interest.

(a) Scheduled Interest. Each Borrower agrees to pay interest on the unpaid principal amount of each Revolving Credit Advance of each Lender to such Borrower from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. While such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin for Base Rate Advances, payable in arrears on each Quarterly Date and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurocurrency Rate Advances. While such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum, for each Interest Period for such Revolving Credit Advance, equal to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin for Eurocurrency Advances, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the last day of each consecutive three-month interval commencing on the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. In addition to interest payable under clause (a) above, if any Borrower shall fail to pay when due (whether at scheduled maturity, by mandatory prepayment, by acceleration or otherwise) any principal of or interest on any Advance or Reimbursement Obligation or any other amount whatsoever payable by it under this Agreement and the other Loan Documents, such Borrower agrees to pay interest on the defaulted amount, from time to time on demand, from the due date thereof until such amount is paid in full, at a rate per annum equal to (i) in the case of any such principal, the rate otherwise applicable thereto plus 2% per annum, and (ii) in the case of any other such amount, a rate equal to the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above plus 2% per annum; provided, however, that in the case of a delay in the payment when due of interest or fees due solely to a delay, beyond the control of the Borrower making such payment, in the completion of a payment by wire transfer or similar circumstances, the increased rate provided for in this clause (b) shall take effect, if such interest or fees are then unpaid and outstanding, on the first Business Day after the due date of such interest or fees.

Section 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Administrative Agent, upon its request, timely information to the extent necessary for the purpose of determining each Eurocurrency Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the other Reference Banks or Bank. The Administrative Agent shall give prompt notice to the Company and the Lenders of each interest rate so determined by the Administrative Agent for purposes of Section 2.07(a)(ii). Each good faith determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. Advances denominated in different Currencies shall be deemed to have separate Interest Periods.

(b) If, with respect to any Eurocurrency Rate Advances, the Majority Lenders notify the Administrative Agent that the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Lenders, whereupon (i) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Company shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, such Interest Period shall have a duration of three months.

(d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended until such Event of Default ceases to exist.

(e) If, after request by the Administrative Agent, no Reference Bank furnishes timely information to the Administrative Agent for determining the Eurocurrency Rate or the LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, the Administrative Agent shall forthwith notify the Company and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will not be eligible for Conversion into a Eurocurrency Rate Advance), and the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Administrative Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist, which notice shall be given promptly after such circumstances cease to exist.

(f) If any Reference Bank’s Commitment shall terminate or all of its rights and obligations under this Agreement shall be assigned for any reason whatsoever, such Reference Bank shall cease to be a Reference Bank and shall be discharged from its duties and obligations under this Agreement, and if, as a result of the foregoing, there shall only be one Reference Bank remaining, the Administrative Agent (after approval by the Company, such approval not to be unreasonably withheld or delayed) shall, by notice to the Company and the Lenders, designate another Lender as a Reference Bank, which Lender shall become a Reference Bank upon the execution and delivery to the Administrative Agent and the Company of an undertaking pursuant to which such Lender shall agree to be bound by and to perform all obligations of a Reference Bank as set forth in this Agreement.

(g) If this Agreement shall require that any Eurocurrency Rate Advance be Converted to a Base Rate Advance (including as provided in Sections 2.08, 2.09 and 2.14) and such Eurocurrency Rate Advance is denominated in an Alternate Currency, the relevant Borrower shall on the date of the required Conversion pay or prepay the full amount of such Eurocurrency Rate Advance (provided that the foregoing shall not prevent any Borrower from borrowing additional Advances to the extent otherwise permitted hereunder).

Section 2.09. Optional Conversion of Revolving Credit Advances. Each Borrower may on any Business Day, elect to Convert any Revolving Credit Advance which is a Eurocurrency Advance comprising the same Borrowing into a Base Rate Advance upon at least one Business Days’ prior written notice given to the Administrative Agent not later than 12:00 noon (New York City time) or elect to Convert any Revolving Credit Advance which is a Base Rate Advance comprising the same Borrowing into a Eurocurrency Advance upon at least three Business Days’ prior written notice given to the Administrative Agent not later than 11:00 a.m. (New York City time), subject to the provisions of Sections 2.08 and 2.14; provided that (i) any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, (ii) any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum borrowing amount specified in Section 2.01(a)(ii), and (iii) no Conversion of any Revolving Credit Advances shall result in more than three separate

Revolving Credit Borrowings. Each such notice of a Conversion shall, within the restrictions specified above, specify the date of such Conversion, the Revolving Credit Advances to be Converted, and if such Conversion is from Base Rate Advances into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Company and the relevant Borrower.

Section 2.10. Optional Prepayments of Revolving Credit Advances.

(a) Each Borrower may, upon notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, given not later than 11:30 a.m. (New York City time) (i) three Business Days before such proposed prepayment in the case of Eurocurrency Rate Advances, (ii) on the day of such proposed prepayment in the case of Base Rate Advances, and, if such notice is given, such Borrower shall, prepay without penalty or premium (but subject to Section 9.04(b)) the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing made to such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. Each prepayment under this Section 2.10 shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof (or, in the case of Advances in an Alternate Currency, the Foreign Currency Equivalent thereof).

(b) If the obligations of the Company under Article 10 with respect to any outstanding Guaranteed Obligations owing by any Designated Borrower shall for any reason (i) be terminated, (ii) cease to be in full force and effect, or (iii) not be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, then such Borrower shall, no later than the 15th day after the date of such notice, prepay without penalty or premium (but subject to Section 9.04(b)) the full principal of and interest on the Advances owing by, and the Notes payable by, such Borrower and all other amounts whatsoever payable hereunder by such Borrower.

Section 2.11. Payments and Computations. (a) Except to the extent otherwise expressly provided herein:

(i) each Revolving Credit Borrowing from the Lenders, each payment of the facility fee under Section 2.05(a) to the Lenders, each payment of the utilization fee under Section 2.05(c) to the Lenders and each termination or reduction of the Commitments of the Lenders shall be made on a pro rata basis in accordance with their respective Commitment Percentages;

(ii) Eurocurrency Advances having the same Interest Period shall be allocated among the Lenders on a pro rata basis in accordance with their respective Commitment Percentages;

(iii) each payment or prepayment of Revolving Credit Advances, and each payment of interest on the Revolving Credit Advances, shall be made for the account of the Lenders on a pro rata basis in accordance with the respective aggregate amount of the Revolving Credit Advances held by them; and

(iv) each payment in respect of participations in Reimbursement Obligations acquired by the Lenders under Section 2.02(f) shall be made to them on a pro rata basis in accordance with amounts paid by them under Section 2.02(e).

(b) All payments of principal and interest on an Advance that is denominated in a particular Currency shall be made in such Currency, and all other amounts payable under this Agreement shall be denominated in U.S. Dollars.

(c) Each Borrower shall make each payment hereunder and under the Notes to the Administrative Agent at the Administrative Agent’s Account in the Principal Financial Center for the relevant Currency and in same day funds, without set-off or counterclaim (except to the extent required pursuant to Section 2.15), not later than 12:00 noon Local Time on the due date of such payment (each such payment made after such time on such date to be deemed to have been made on the next Business Day). The Administrative Agent will promptly thereafter cause to be distributed like Currency and funds relating to the payment of principal or interest or the facility or other fees ratably (subject to Sections 2.02, 2.03, 2.04(c), 2.13, 2.15 and 9.04(b)) to the Lenders for the account of their respective Applicable Lending Offices to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.06, from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the assignee thereunder, and the Lender and assignee under such Assignment and Assumption (which shall not include any Borrower) shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves; and upon any New Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.04(c), and upon the Administrative Agent’s receipt of such Lender’s Accession Agreement pursuant to Section 2.04(c), from and after the effective date of such Commitment Increase, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assumed thereby to such New Lender.

(d) All computations of (i) interest based on the base rate of Citibank shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and (ii) interest based on the Eurocurrency Rate or the LIBO Rate or the Federal Funds Rate or any fixed rate applicable to a Fixed Rate Advance, and of the facility fee and letter of credit fees, shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) elapsed.

(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or letter of credit fee, as the case may be.

(f) Each Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the Advances or other amounts payable by such Borrower to which such payment is to be applied; provided that if such Borrower fails to so specify, or if an Event of Default has occurred and is continuing at the time of such payment, the Administrative Agent shall be entitled to distribute such payment to the Lenders in such manner as it may deem appropriate (without prejudice, however, to the provisions of Section 2.11).

(g) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent a Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (if such payment is denominated in U.S. Dollars) or at the overnight London interbank offered rate for the relevant Currency (if such payment is denominated in an Alternate Currency).

Section 2.12. Sharing of Set-off, Etc. (a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Credit Party against any of and all the obligations of such Credit Party now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 2.12(a) are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

(b) If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.04(c), 2.13, 2.15 or 9.04(b)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to such other Lenders, and make such other adjustments, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

(c) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation any Borrower.

Section 2.13. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made after the date of this Agreement:

(i) imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, or deposits or other liabilities in or for the account of, or advances or loans or other credit extended by, or the Commitment of, any office of any Lender which are not otherwise covered by clause (b) below, or

(ii) imposes on such Lender any other condition affecting this Agreement or its Notes or its Commitment,

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining Eurocurrency Advances or LIBO Rate Advances or to reduce any amount received or receivable by such Lender hereunder in connection therewith then, in any such case, the Company shall promptly pay to such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount which such Lender reasonably deems to be material (provided that this Section 2.13 shall not be deemed to apply with respect to Taxes addressed in Section 2.15). A certificate of a Lender in reasonable detail as to any amounts payable under this Section 2.13, delivered to the Company through the Administrative Agent, shall be conclusive and binding on the Company in the absence of manifest error. Each Lender agrees to use reasonable efforts to minimize any amount that may otherwise be payable pursuant to this Section 2.13 if it can do so without incurring additional cost or expense, or legal or regulatory disadvantage, deemed by such Lender to be material.

(b) In addition to (but without duplication of) any amounts payable from time to time under Section 2.13 above, the Company agrees to pay to each Lender which requests compensation under this paragraph (b) by notice to the Company, on the last day of each Interest Period with respect to any Advance made by such Lender, so long as such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D (or so long as such Lender shall be required to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency

Advances is determined as provided herein, or against any category of extensions of credit or other assets of such Lender which includes such Advances), an additional amount (as determined by such Lender and notified to the Company) equal to the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of such reserves to such Advances, being the product of the following for each day during such Interest Period:

(i) the outstanding principal amount of each such Advance to which such Interest Period relates, and

(ii) the difference between (x) a fraction (expressed as a decimal) the numerator of which is the Eurocurrency Rate (expressed as a decimal) applicable to such Eurocurrency Advance and the denominator of which is one minus the Reserve Requirement minus (y) said numerator, and

(iii) a fraction the numerator of which is 1 and the denominator of which is 360.

(c) If any Lender shall have determined that the adoption of or any change in any Requirement of Law after the date of this Agreement regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or direction regarding capital adequacy (whether or not having the force of law) from any central bank or other Governmental Authority made after the date of this Agreement has the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or the Advances or the Letters of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into account such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, the Company shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction.

(d) Anything herein to the contrary notwithstanding, the Company shall not be required to pay to any Lender amounts owing under this Section 2.13 for any period that is more than 180 days prior to the date on which the request for payment therefor is delivered to the Company; provided that if the event or occurrence giving rise to such obligation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Bid Advance if the change in any Requirement of Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid Advance pursuant to which such Loan was made.

(f) Notwithstanding anything else to the contrary, this Section 2.13 shall not apply to any Taxes addressed in Section 2.15.

Section 2.14. Illegality. Anything in this Agreement to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any relevant Governmental Authority to any Lender shall make it unlawful for such Lender to make or maintain Eurocurrency Advances or LIBO Rate Advances as contemplated by this Agreement or to obtain in the relevant interbank market the funding for such Advances, (a) such Lender shall promptly notify the Administrative Agent and the Company thereof, (b) the obligation of such Lender hereunder to make Eurocurrency Advances or LIBO Rate Advances to continue Eurocurrency Advances shall forthwith terminate, and (c) such Lender’s Eurocurrency Advances then outstanding shall be Converted on the last day of the then current Interest Period for such Advances (or on such earlier date as may be required by law) to Base Rate Advances. The Company agrees to pay promptly to such Lender, upon its demand, any additional amounts necessary to compensate such Lender for the costs reasonably incurred by such Lender as a result of such repayment in accordance with Section 9.04(b). Each Lender agrees to use reasonable efforts to minimize any amounts that may otherwise be payable pursuant to this Section 2.14 if it can do so without incurring additional cost or expense, or legal or regulatory disadvantage, deemed by such Lender to be material.

Section 2.15. Taxes. (a) Any and all payments by or on account of any obligation of each Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes unless deduction of such Taxes is required by law (or by the interpretation or administration thereof); provided that if any Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions of such Indemnified Taxes or Other Taxes (including deductions of such Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 2.15) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions of such Indemnified Taxes or Other Taxes been made, (ii) such Borrower shall make such deductions of such Indemnified Taxes or Other Taxes, and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, which written demand shall be made within 60 days of the date the Administrative Agent or such Lender received written demand for payment of any Indemnified Taxes or Other Taxes from the relevant Governmental Authority, for the full amount of such Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes properly imposed or asserted on or attributable to amounts payable under this Section 2.15(c)) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto. A certificate setting forth the amount of such payment or liability and, in reasonable detail, the manner in which such amount shall have been determined, delivered to such Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be presumptive evidence of such payment or liability absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to any Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Company, each Designated Borrower that is a United States Person and the Administrative Agent on or before the date such Foreign Lender becomes a party to this Agreement and on or before the date, if any, such Foreign Lender changes its Applicable Lending Office (i) two duly executed and properly completed Internal Revenue Service Forms W-8ECI or W-8BEN (with respect to the benefit of an income tax treaty), or successor forms, certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (ii) if such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, either (x) the forms referred to in clause (e) above certifying to such Foreign Lender’s entitlement to a complete exemption from United States withholding tax with respect to all payments to be made to it under the Loan Documents, or (y) two duly executed and properly completed Internal Revenue Service Forms W-8BEN (or successor forms) and a duly executed certificate substantially in the form of Exhibit H (any such certificate, a “Section 2.15(e) Certificate”); provided, however, that in the event that a Foreign Lender is not classified as a corporation for United States federal income tax purposes, such Foreign Lender shall take any actions necessary and shall deliver to the Company, each such Designated Borrower and the Administrative Agent all additional (or alternative) Internal Revenue Service forms and Section 2.15(e) Certificates necessary to fully establish such Foreign Lender’s entitlement to a complete exemption from United States withholding tax on all payments to be made to it under the Loan Documents (including causing its partners, members, beneficiaries or owners, or their beneficial owners, to take any actions and deliver any Internal Revenue Service forms and Section 2.15(e) Certificates necessary to establish such exemption). In addition, each Foreign Lender shall deliver such Internal Revenue Service forms and the Section 2.15(e) Certificate (as applicable) to the Company, each such Designated Borrower and the Administrative Agent promptly upon the obsolescence, inaccuracy or invalidity of any such Internal Revenue Service forms or Section 2.15(e) Certificate previously delivered by such Foreign Lender pursuant to this Section 2.15(e) unless such Foreign Lender is not legally able to deliver such Internal Revenue Service forms or Section 2.15(e) Certificate.

(f) If the Administrative Agent or any Lender is entitled to an exemption from or reduction in the rate of the imposition, deduction or withholding of any Indemnified Tax or Other Tax under the laws of the jurisdiction in which a Designated Borrower that is not a

United States Person is organized or engaged in business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document, then the Administrative Agent or such Lender (as the case may be) shall deliver to such Designated Borrower or the relevant Governmental Authority, in the manner and at the time or times prescribed by applicable law or as reasonably requested by such Designated Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Designated Borrower as will permit such payments to be made without the imposition, deduction or withholding of such Indemnified Tax or Other Tax or at a reduced rate, provided that the Administrative Agent or such Lender is legally entitled to complete, execute and deliver such documentation and in its reasonable judgment such completion, execution or submission would not materially prejudice its commercial or legal position or require disclosure of information it considers confidential or proprietary.

(g) Each Lender agrees that, before making a demand under this Section 2.15, it shall use reasonable efforts (consistent with its legal and regulatory restrictions) to designate a different Applicable Lending Office or assign its rights and obligations hereunder to another of its offices, branches or affiliates if the making of such a designation or assignment will avoid the need for, or reduce the amount of, any additional amounts that would otherwise thereafter accrue and will not, in the reasonable judgment of such Lender, require such Lender to incur a cost or expense, or legal or regulatory disadvantage, determined by such Lender to be material. Upon any such change in any Applicable Lending Office or assignment, such Lender shall provide or cause to be provided to the Administrative Agent and the Company (and if applicable, the relevant Designated Borrower) the appropriate form specified in Section 2.15(e) or Section 2.15(f).

(h) If any Borrower pays any additional amount or indemnity payment pursuant to this Section 2.15 with respect to the Administrative Agent or any Lender, the Administrative Agent or such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided, however, that the Administrative Agent or such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that the Administrative Agent or such Lender receives such a refund or credit, the Administrative Agent or such Lender shall promptly pay to such Borrower an amount that the Administrative Agent or such Lender reasonably determines is equal to the net tax benefit obtained by the Administrative Agent or such Lender as a result of such payment by such Borrower. Nothing contained in this Section 2.15(h) shall require the Administrative Agent or such Lender to disclose or detail the basis of its calculation of the amount of any net tax benefit or its determination referred to in the proviso to the first sentence of this Section 2.15(h) to such Borrower or any other party.

(i) Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Company (and if applicable, the relevant Designated Borrower) shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes; provided that, in the reasonable judgment of the Company (or such relevant Designated

Borrower), such steps shall not subject the Company (or such relevant Designated Borrower) to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Company (or such relevant Designated Borrower) in any material respect.

Section 2.16. Borrowings by Designated Borrowers. (a) The Company may, at any time or from time to time upon not less than 10 Business Days’ notice, designate the Parent and/or one or more Wholly Owned Subsidiaries of the Parent (other than the Company) as Borrowers hereunder by furnishing to the Administrative Agent and each Lender a letter (a “Designation Letter”) in duplicate, in substantially the form of Exhibit G-1 (modified as appropriate to reflect whether the Designated Borrower is the Parent or a Wholly Owned Subsidiary of the Parent), duly completed and executed by the Company and the Parent or such Subsidiary, as applicable, and attaching documents for the Parent or such Subsidiary, as applicable, comparable to the documents referred to in clauses (b), (c), (e), (g) and (h) of Section 3.01 of the Existing Credit Agreement, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent. Upon delivery of such items as aforesaid, the Parent or such Subsidiary, as applicable, shall be a Designated Borrower and a Borrower entitled to borrow Revolving Advances and Competitive Bid Advances on and subject to the terms and conditions of this Agreement. Following the giving of any notice pursuant to this Section 2.16, if the designation of such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b) So long as all principal of and interest on all Advances made to any Designated Borrower and all other amounts payable by such Designated Borrower under this Agreement and the other Loan Documents have been paid in full, the Company may terminate the status of such Borrower as a Borrower hereunder by furnishing to the Administrative Agent a letter (a “Termination Letter”) in substantially the form of Exhibit G-2, duly completed and executed by the Company. Any Termination Letter furnished hereunder shall be effective upon receipt by the Administrative Agent, which shall promptly notify the Lenders, whereupon the Lenders shall promptly deliver to the Company (through the Administrative Agent) the Notes, if any, of such former Borrower. Notwithstanding the foregoing, the delivery of a Termination Letter with respect to any Designated Borrower shall not terminate (i) any obligation of such Borrower that remains unpaid at the time of such delivery (including without limitation any obligation arising thereafter in respect of such Borrower under Section 2.13 or Section 2.15) or (ii) the obligations of the Company under Article 10 with respect to any such unpaid obligations. Notwithstanding anything herein to the contrary, no Designated Borrower that is a Subsidiary of the Parent (other than the Company) shall cease to be a Designated Borrower solely because it no longer is a Wholly Owned Subsidiary of the Company.

Section 2.17. Mitigation of Obligations; Replacement of Lenders. (a) If any Lender shall request a payment under Section 2.13, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 in the future, and (ii) would not otherwise be disadvantageous to such Lender.

(b) In the event that (i) any Lender shall request a payment under Section 2.13 or Section 2.15, or (ii) any Lender defaults in its obligation to fund Loans hereunder, the Company shall have the right to replace such Lender with one or more assignees, each of which shall be reasonably acceptable to the Administrative Agent, provided that at the time of such replacement such Lender and such assignee or assignees shall enter into one or more Assignment and Assumption Agreements pursuant to which such assignee or assignees shall acquire the Commitment and the outstanding Advances and participations in Reimbursement Obligations acquired under Section 2.02(f) of such Lender upon payment to such Lender of the full outstanding principal amount of, and all accrued but unpaid interest on, all such Advances and all accrued and unpaid fees and other amounts payable to such Lender, including without limitation any and all amounts payable to such Lender under Section 9.04(b) as a result of such transaction. Upon the execution and delivery of such Assignment and Assumption Agreements and compliance with the related requirements of Section 9.06, such Lender shall cease to be a Lender and each such assignee shall become a Lender hereunder, except with respect to indemnification provisions that survive with respect to the departing Lender.

Section 2.18. Extension of Commitment Termination Date. (a) The Company may (on its own behalf and on behalf of the Designated Borrowers), at its option, by written notice to the Administrative Agent substantially in the form of Exhibit D-1 hereto no earlier than 60 days and no later than 45 days prior to each of the first two anniversaries of April 12, 2006 (each, an “Anniversary Date”), request that the Lenders extend the Commitment Termination Date to a date one year after the Commitment Termination Date then in effect (at any time, the “Existing Commitment Termination Date”). Such request shall be irrevocable and binding upon the Company and the Designated Borrowers. The Administrative Agent shall promptly notify each Lender of such request. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (each such Lender being an “Extending Lender”), such Extending Lender shall deliver to the Administrative Agent a written notice substantially in the form of Exhibit D-2 hereto of its agreement to do so no earlier than 30 days and no later than 20 days prior to such Anniversary Date, and the Administrative Agent shall notify the Company in writing of each such Extending Lender’s agreement to extend its Commitment no later than 17 days prior to such Anniversary Date. If, and only if, Lenders holding more than 50% of the Total Commitments are Extending Lenders, the Commitment Termination Date shall, effective as of such Anniversary Date, be extended to the date one year after the then Existing Commitment Termination Date.

(b) If any Lender does not consent, or fails to respond within the time period set forth in Section 2.18, to a request by the Company for an extension of the then Existing Commitment Termination Date (each such Lender being a “Declining Lender”), such Declining Lender’s Commitment shall be reduced to zero and all amounts payable to such Declining Lender under this Agreement shall be paid in full, in each case on the then Existing Commitment Termination Date, subject to clause (c) below. All outstanding Revolving Credit Advances and Competitive Bid Advances provided by such Declining Lender shall mature no later than the Existing Commitment Termination Date in effect prior to the giving effect to such extension described in this Section 2.18.

(c) If Lenders holding at least 50% of the Total Commitments shall be Extending Lenders as provided in clause Section 2.18 above then the Administrative Agent shall promptly notify such Extending Lenders in writing of the opportunity to increase their Commitments in an aggregate amount up to the Total Commitments of the Declining Lenders. It shall be in each Extending Lender’s sole discretion whether to increase its Commitment hereunder. No later than 5 days after its receipt of the Administrative Agent’s notice, each Extending Lender that is willing to increase its Commitment hereunder (an “Increasing Extending Lender”) shall deliver to the Administrative Agent a notice in which such Lender shall set forth the maximum increase in its Commitment to which such Increasing Extending Lender is willing to agree, and the Administrative Agent shall promptly provide to the Company a copy of such Increasing Extending Lender’s notice. After first offering the Extending Lenders the opportunity to increase their Commitments, if a shortfall remains, the Company may (on its own behalf and on behalf of the Designated Borrowers), to the extent of such remaining shortfall, replace the Declining Lenders with one or more New Lenders in accordance with the procedures set forth in Section 2.04(c). Any such increase of the Commitments of such Extending Lenders, and any new Commitments of such New Lenders, shall take effect on the immediately ensuing Anniversary Date, and the Commitments of the Declining Lenders shall on such Anniversary Date be reduced by the aggregate amount of such increases and such new Commitments (such reduction to be pro rata on the basis of the respective Commitments of the Declining Lenders) with any balance of the Commitments of the Declining Lenders expiring on the then Existing Commitment Termination Date; and if on such Anniversary Date there are Revolving Credit Advances outstanding, appropriate adjustments shall be made among the Lenders so as to assure that the Revolving Credit Advances are, from such Anniversary Date, held by the Lenders on a pro rata basis in accordance with the Commitments as adjusted as herein provided; and the participations of the Lenders in any outstanding Letters of Credit shall on such Anniversary Date be automatically adjusted so as to be on a pro rata basis as adjusted as herein provided.

(d) Notwithstanding the foregoing, no extension of the Existing Commitment Termination Date shall be effective unless:

(i) no Default shall have occurred and be continuing on and as of each of the date of the notice requesting such extension, the relevant Anniversary Date and the Existing Commitment Termination Date; and

(ii) each of the representations and warranties made by the Company in Article 4 shall be true and complete in all material respects on and as of each of the date of the notice requesting such extension and such Anniversary Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

ARTICLE 3

CONDITIONS PRECEDENT

Section 3.01. [Reserved.].

Section 3.02. Conditions Precedent to Each Revolving Credit Advance and Letter of Credit Issuance. The obligation of each Lender to make a Revolving Credit Advance hereunder on the occasion of each Revolving Credit Borrowing (including without limitation the initial Revolving Credit Borrowing) and the obligation of each Issuing Lender to issue any Letter of Credit (including without limitation the initial Letter of Credit) shall be subject to the further conditions precedent that (a) the Amendment No. 1 Effective Date (as defined in Amendment No. 1) shall have occurred or shall occur concurrently therewith, (b) the Administrative Agent shall have received the Notice of Revolving Credit Borrowing or Notice of Letter of Credit Issuance with respect thereto, and (c) on the date of such Revolving Credit Borrowing or of the issuance of such Letter of Credit and after giving effect thereto, the following statement shall be true (and each of the giving of the applicable notice, the acceptance by the Company of the proceeds of such Revolving Credit Borrowing and the issuance of such Letter of Credit shall constitute a representation and warranty by the Company that on the date thereof such statement is true): (x) the representations and warranties contained in Article 4 are true and correct in all material respects on and as of such date as if made on and as of such date, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, or to the issuance of such Letter of Credit, provided that this clause (x) shall not be deemed to apply to the representations and warranties set forth in Section 4.05(b) or Section 4.08, or to representations or warranties to the extent they expressly relate to an earlier date, and (y) no Default has occurred and is continuing or would result from the application of the proceeds of such Revolving Credit Borrowing or the issuance of such Letter of Credit.

Section 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance is subject to the further conditions precedent that (a) the Administrative Agent shall have received the Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Administrative Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid

Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such Competitive Bid Advance and after giving effect thereto, the following statement shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Company of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Company that on the date of such Competitive Bid Borrowing such statement is true): (x) the representations and warranties contained in Article 4 are true and correct in all material respects on and as of such date as if made on and as of such date, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, provided that this clause (x) shall not be deemed to apply to the representations and warranties set forth in Section 4.05(b) or Section 4.08, or to representations or warranties to the extent they expressly relate to an earlier date, and (y) no Default has occurred and is continuing or would result from the application of the proceeds of such Competitive Bid Borrowing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and the Lenders that:

Section 4.01. Organization; Corporate Power and Authority. Each Credit Party and each Designated Borrower (a) is, or in the case of each Designated Borrower, will be when so designated, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has, or in the case of each Designated Borrower, will have when so designated, all necessary corporate, limited liability company or partnership power and authority to own and operate all of its material Property, to lease the material Property which it operates as lessee and to conduct the business in which it is currently engaged, and (c) is, or in the case of each Designated Borrower, will be when so designated, duly qualified as a foreign corporation, limited liability company or partnership and in good standing under the laws of each jurisdiction where the ownership, lease or operation by it of its Property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify or be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02. Due Authorization and Enforceability. Each Credit Party has full power and authority to make and perform this Agreement and the other Loan Documents to which it is party; all corporate and other action required to authorize the making and performance by each Credit Party of this Agreement and the other Loan Documents to which it is party has been duly taken; and this Agreement has been duly executed and delivered and constitutes, and each of the other Loan Documents to which it is party when duly executed and delivered by such Credit Party and the other parties thereto will constitute, legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except in each case as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

Section 4.03. No Conflict. The making and performance by each Credit Party of this Agreement and the other Loan Documents to which it is party and the use of the proceeds of the Advances and the use of the Letters of Credit do not and will not violate any material Requirement of Law or any material Contractual Obligation binding upon such Credit Party or any of its Subsidiaries, and do not and will not result in or require the creation or imposition of any material Lien on any material Property of such Credit Party or any of its Subsidiaries.

Section 4.04. Governmental Approvals. No authorization, approval, license, registration or consent of any Governmental Authority is necessary for the making and performance by any Credit Party of this Agreement and the other Loan Documents to which it is party or to render this Agreement and the other Loan Documents to which it is a party legal, valid, binding and enforceable against such Credit Party and, at the time so designated, each Designated Borrower.

Section 4.05. Financial Statements. (a) The Company has delivered to the Lenders and the Administrative Agent a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2005, and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal year then ended, setting forth in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year. All such financial statements were prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, the respective periods covered thereby.

(b) Except for the matters described in Schedule 4.05(b), as of the date hereof, no Material Adverse Change has occurred since December 31, 2005.

Section 4.06. No Event of Default. No Event of Default has occurred and is continuing.

Section 4.07. Ownership of Patents and Other Intellectual Property. Each Credit Party and its Significant Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Credit Party and its Significant Subsidiaries does not infringe upon the rights of any other Person, except for any such failures to own or license and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.08. Litigation. Other than as disclosed in the Company’s or the Parent’s filings with the SEC, as of the date hereof, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending against or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party or any of its Subsidiaries or against any of their respective Property as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 4.09. Compliance with Laws. (a) Neither any Credit Party nor any of its Significant Subsidiaries has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law that has caused such Credit Party or any Significant Subsidiary to become subject to any Environmental Liability, or has received notice of any claim with respect to any such Environmental Liability, except with regard to any such failure to comply, non-compliance or Environmental Liability, that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each Credit Party and each of its Significant Subsidiaries is in compliance with all laws and all regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.10. Investment Company Act. No Credit Party is, or is “controlled” by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Margin Regulations. No Credit Party or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U; and no part of the proceeds of the Advances or of any obligations covered by any Letter of Credit will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such margin stock.

Section 4.12. Payment of Taxes. Each Credit Party and its Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes which are not yet delinquent or not yet in default, (b) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party or such Significant Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (c) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.13. ERISA Events. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 4.14. Use of Proceeds. Each Borrower will use the proceeds of the Advances and the Letters of Credit solely for the general corporate purposes of the Credit Group, including to support commercial paper of the Credit Group.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any principal of or interest on any Advance or Reimbursement Obligation or any other amount payable under this Agreement or any other Loan Document shall remain unpaid (other than contingent indemnification obligations) or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, each Credit Party covenants and agrees that:

Section 5.01. Financial Statements. The Parent will furnish to the Administrative Agent and each Lender:

(a) within 90 days after the end of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its consolidated Subsidiaries for such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year and accompanied by an opinion of independent certified public accountants of recognized national standing stating that such financial statements present fairly, in all material respects, the consolidated financial position and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP (without qualification as to going concern or scope of audit), consistently applied, as at the end of, and for, such fiscal year (provided that the Parent need not deliver the foregoing to the extent that the Parent has timely filed its Annual Report on Form 10-K in respect of such fiscal year);

(b) within 45 days after the end of each of the first three fiscal quarters of the Parent, a copy of the unaudited consolidated balance sheet of the Parent and its consolidated Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its consolidated Subsidiaries for the portion of such fiscal year then ended, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year (provided that the Parent need not deliver the foregoing to the extent that the Parent has timely filed its Quarterly Report on Form 10-Q in respect of such fiscal quarter), and accompanied by a certificate of a Financial Officer stating that said financial statements fairly present, in all material respects, subject to normal year-end audit adjustments, the consolidated financial position and results of operations of the Parent and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period; and

(c) promptly from time to time, such other information concerning the Parent and its Subsidiaries and their respective businesses as any Lender may reasonably request through the Administrative Agent.

Section 5.02. Notices of Material Events. The Parent will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default of which it has knowledge, and of any Event of Default;

(b) the occurrence of a Rating Level Change;

(c) the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect; and

(d) the availability of all periodic and other reports, proxy statements and other materials filed by Parent, any Borrower or any of their respective Subsidiaries with the SEC or with any national securities exchange, or distributed by the Parent to its shareholders generally, as the case may be.

Section 5.03. Existence and Conduct of Business. (a) Each Credit Party (i) will preserve, renew and keep in full force and effect its legal existence and that of each Designated Borrower and (ii), except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, will preserve, renew and keep in full force and effect the legal existence of its Significant Subsidiaries that are not Designated Borrowers; provided that the foregoing provisions of this Section 5.03 shall not be deemed to prohibit any merger, consolidation, liquidation or dissolution expressly permitted under Section 6.02.

(b) Except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, each Credit Party will, and will cause each of its Significant Subsidiaries to, (i) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) assure that it does not enter into any business which is material to the Credit Group taken as a whole, other than the business in which Credit Group is engaged on the Closing Date and businesses related to or complimentary to such existing businesses.

Section 5.04. Payment of Tax Liabilities. Each Credit Party will, and will cause each of its Significant Subsidiaries to, pay its material Taxes, assessments and other governmental charges before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP (or in the case of Significant Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in the applicable jurisdictions), or (b) the failure to make any such payment could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties; Maintenance of Insurance. Each Credit Party will, and will cause each of its Significant Subsidiaries to, (a) keep and maintain all material Property useful and necessary in its business in good working order and condition, except (i) ordinary wear and tear, (ii) any casualty, loss, damage, destruction or other similar loss with respect to real or personal Property or improvements, or (iii) any taking by a Governmental Authority of Property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner, and (b) maintain self-insurance or insurance with financially sound and reputable insurance companies (which may include captive insurers), and maintain such other insurance, in at least such amounts and against at least such risks as is customarily maintained by companies in the United States engaged in the same or similar businesses, and will furnish to the Administrative Agent, upon its written request, information in reasonable detail as to the insurance so carried.

Section 5.06. Maintenance of Books and Records. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP are made of all dealings and transactions in relation to its business and activities.

Section 5.07. Visitation Rights. Each Credit Party will, and will cause each of its Significant Subsidiaries to, permit representatives designated by the Administrative Agent or any Lender to visit and inspect its Property, to examine and make extracts from its books and records (other than materials protected by the attorney-client privilege and materials which such Credit Party or its Subsidiaries may not disclose without violation of a confidentiality obligation binding upon it), and to discuss its business, operations, finances and condition with its officers and independent accountants; provided that the such Credit Party shall be given reasonable advance notice of any request of the Administrative Agent in respect of any of the foregoing, none of the foregoing shall occur outside normal office hours, and none of the foregoing shall be conducted in a manner that materially interferes with the ordinary conduct of the business of such Credit Party or such Subsidiary; provided that when an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors), may do any of the foregoing at the expense of the Credit Parties at any time during normal business hours and without advance notice.

Section 5.08. Compliance with Laws. Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law applicable to it or its Property, including, without limitation, compliance with ERISA and all Environmental Laws, except to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.09. Additional Guarantors. If any Subsidiary of the Parent shall at any time guarantee the obligations of the Parent or the Company under any other Credit Facility or under the Senior Notes, the Parent shall cause such subsidiary to simultaneously execute and deliver a Guarantee and Joinder Agreement, together with such certificates and opinions of counsel with respect thereto as the Administrative Agent may reasonably request, all of which shall be in customary form reasonably satisfactory to the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any principal of or interest on any Advance or Reimbursement Obligation or any other amount payable under this Agreement or any other Loan Document shall remain unpaid (other than contingent indemnification obligations) or any Lender shall have any Commitment hereunder or any Letter of Credit shall remain outstanding, each Credit Party covenants and agrees that:

Section 6.01. Liens. No Credit Party will, and no Credit Party will permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any Property of the Company or any Subsidiary existing on the date hereof and described in Schedule 6.01; provided that (i) such Lien shall not apply to any other Property (except improvements on such Property) of any Credit Party or any Subsidiary, and (ii) such Lien shall secure only those obligations which it secures on the date hereof and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(c) any Lien existing on (x) any Property prior to the acquisition thereof by any Credit Party or any Subsidiary, (y) any Property of any Person that becomes a Subsidiary after the date hereof (other than, with respect to the Company and its Subsidiaries, as a direct result of the Merger) prior to the time such Person becomes a Subsidiary or (z) any Property of Parent or any Subsidiary (excluding the Company and its Subsidiaries) prior to the Closing Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, such Person becoming a Subsidiary or the Merger, as the case may be, (ii) such Lien shall not apply to any other Property of any Credit Party or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, the date such Person becomes a Subsidiary or the Closing Date, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(d) purchase money Liens or purchase money security interests upon or in any Property acquired or held by any Credit Party or any Subsidiary in the ordinary course of business to secure the purchase price of such Property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such Property, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(e) Liens securing Indebtedness incurred prior to, at the time of, or within 12 months after the completion of the construction, alteration, repair or improvement of any Property for the purpose of financing all or part of the cost thereof and any Lien to the extent that it secures Indebtedness which is in excess of such costs and for the payment of which recourse may be had only against such Property, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof or secured thereby;

(f) Liens on Property subject to escrow or similar arrangements established in connection with litigation settlements; and

(g) other Liens securing Indebtedness in an aggregate principal amount at any time not exceeding an amount equal to 15% of consolidated stockholders’ equity of the Parent and its Subsidiaries as determined on a consolidated basis in accordance with GAAP, as of the date of the financial statements then most recently delivered or filed under Section 5.01(a) or (b).

Section 6.02. Mergers and Other Fundamental Changes. No Credit Party will merge or consolidate with any other Person, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of related transactions) all or substantially all of its Property (whether now owned or hereafter acquired), or liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Person may merge with a Credit Party in a transaction in which the Credit Party is the surviving corporation; provided further that in the case of a merger between Credit Parties to which the Company is a party, the Company shall be the surviving corporation.

Section 6.03. Total Debt to Capitalization Ratio. The Credit Parties will not at any time permit the Total Debt to Capitalization Ratio as of the end of any fiscal quarter to exceed 60%.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)(i) any Borrower shall fail to pay any principal of any Advance to or any Reimbursement Obligation of such Borrower when due in accordance with the terms hereof, or (ii) any Borrower shall fail to pay any interest on any Advance to or on any Reimbursement

Obligation of such Borrower or any fee or any other amount (other than an amount referred to in clause (a) of this clause) payable under this Agreement or under any other Loan Document when due in accordance with the terms hereof, and such failure referred to in this clause (a) shall continue unremedied for a period of three or more Business Days;

(b)(i) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or (with respect to legal existence) 5.03 or in Article 6, or (ii) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a) or (b)(b) of this Article 7), and such failure referred to in this clause (b) shall continue unremedied for a period of 30 or more days;

(c) any representation or warranty made or deemed made by or on behalf of any Credit Party or any Designated Borrower in this Agreement or in any other Loan Document or in any amendment or modification hereof or thereof, or in any report, certificate, document or financial or other statement required to be furnished or filed at any time under Article 3, Section 5.01 or Section 5.02 of this Agreement or any other Loan Document or any such amendment or modification, shall prove to have been incorrect or misleading in any material respect on or as of the date made or deemed made;

(d)(i) any Credit Party or any of its Significant Subsidiaries or any Designated Borrower shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or similar official for it or for all or any substantial part of its Property, or any such Credit Party or any such Significant Subsidiary or any such Designated Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any such Significant Subsidiary or any such Designated Borrower any case, proceeding or other action of a nature referred to in clause (d) above which results in the entry of an order for relief or any such adjudication or appointment, or remains undismissed, undischarged or unbonded for a period of 60 or more days; or (iii) there shall be commenced against any Credit Party or any such Significant Subsidiary or any such Designated Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any such Significant Subsidiary or any such Designated Borrower shall take any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the acts referred to in clauses (d), (d) or (d) above; or (v) any Credit Party or any such Significant Subsidiary or any such Designated Borrower shall generally not, or shall to be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(e) an ERISA Event shall occur that, when taken together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(f) one or more judgments or orders for the payment of money in an aggregate amount of $200,000,000 or more shall be entered against any Credit Party or any of its Significant Subsidiaries or any Designated Borrower or any combination thereof and the same shall remain undischarged for a period of 30 or more consecutive days during which execution shall not be effectively stayed or vacated; provided, that any such judgment shall not be an Event of Default under this clause (f) if and to the extent that (i) the amount of such judgment is covered by a valid and binding policy of insurance between the defendant and the insurer, and (ii) such insurer has been notified of, and has not disputed in writing, the claim (or the amount of the claim) made for payment of such judgment;

(g) any Credit Party or any of its Subsidiaries shall default (i) in any payment of principal of or interest on any other Indebtedness the principal amount of which is $200,000,000 or more, in the aggregate for the Credit Group, beyond any period of grace (if any) provided in the agreement or instrument creating or evidencing such Indebtedness, or (ii) in the performance or observance of any other agreement, term or condition contained in any such agreement or instrument, or any event of default or other event shall occur, if the effect of such default, event of default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be redeemed, repurchased or mandatorily prepaid, prior to its stated maturity;

(h) a Change in Control shall occur; or

(i) any Guarantee provided by any Guarantor pursuant to a Guarantee and Joinder Agreement or any Guarantee by the Company pursuant to Article 10 shall at any time be terminated, cease to be in full force and effect or otherwise fail to constitute a valid and binding agreement of such Guarantor (except as expressly permitted hereunder, including Section 9.20, or in the other Loan Documents) or any party shall so assert in writing.

THEREUPON: (1) in the case of an Event of Default other than an Event of Default of the kind referred to in clause (d) of this Article 7 with respect to any Credit Party or any Designated Borrower, the Administrative Agent (A) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, cancel the Commitments and/or (B) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Company, declare the principal amount of, and the accrued interest on, the Advances then outstanding and all other amounts payable by the Borrowers hereunder and under the Notes to be forthwith due and payable, and/or demand that the Company provide full cash cover for the aggregate Letter of Credit Exposure by paying to the Administrative Agent immediately available funds in an amount equal thereto, whereupon such amounts shall be immediately due and payable and the Company shall immediately provide (and hereby grants a security interest to the Administrative Agent in) such cash cover, all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers

(except as expressly provided in this Article 7); and (2) in the case of the occurrence of an Event of Default of the kind referred to in paragraph (d) of this Article 7 with respect to any Credit Party or any Designated Borrower, the Commitments shall be automatically cancelled and the principal amount of, and the accrued interest on, the Advances then outstanding and all other amounts payable by the Borrowers hereunder and under the Notes shall become automatically due and payable, and the obligation to provide cash cover as aforesaid shall automatically be due and payable, all without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers (except as expressly provided in this Article 7).

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Company pursuant to the terms of this Agreement.

Section 8.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Loan Documents, except for its or their own bad faith, gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Assumption entered into by the Lender that is the payee of such Note, as assignor, and an assignee, as provided in Section 9.06; (b) may consult with legal counsel (including counsel for the Borrowers or any of them), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no representation or warranty to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any of the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrowers or to inspect the Property (including the books and records) of the Company or any of its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile transmission, telex, telegram or electronic messaging system) believed by it in good faith, and in the absence of knowledge to the contrary, to be genuine and signed or sent by the proper party or parties.

Section 8.03. CUSA and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA in its individual capacity. CUSA and its Affiliates (including, without limitation, their respective directors, officers, agents or employees) may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, any Subsidiary and any Person who may do business with or own securities of the Company or any Subsidiary, all as if CUSA were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Co-Lead Arranger, the Syndication Agent identified on the cover hereof, or any Lender and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges and agrees that it will, independently and without reliance upon any such party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 8.05. Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the amounts of the Revolving Credit Advances held by them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the amounts of their respective Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s bad faith, gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including legal fees) incurred by the Administrative Agent in connection with the modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is entitled to be, but is not reimbursed for such expenses by the Company.

Section 8.06. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent at any time by giving at least fifteen days’ advance written notice thereof to the Lenders and the Company and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, which successor shall be approved by the Company (such approval (a) not to be unreasonably withheld or delayed and (b) not to be required following the occurrence and during the continuance of any Event of Default). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, which successor shall be approved by the Company (such approval not to be unreasonably withheld or delayed). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.07. Lead Arrangers, Etc. The parties agree neither the Co-Lead Arrangers nor the Syndication Agent identified on the cover page of this Agreement, in their capacities as such, shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Loan Documents.

ARTICLE 9

MISCELLANEOUS

Section 9.01. No Waiver; Remedies. No failure to exercise or delay in exercising any right, power or privilege under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 9.02. Notices, Etc.

(a) Notices Generally. (i) Subject to paragraph (b) of this Section, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, transmitted or delivered, if to any Credit Party or to any Designated Borrower, at the Company’s address at Merck & Co., Inc., One Merck Drive, P.O. Box 1000, Whitehouse Station, NJ 08889-0100, Attention: Treasurer and Attention: Chief Financial Officer; if to any Lender, at its address for notices recorded by the Administrative Agent in the Register; and if to the Administrative Agent, at its address at Citicorp USA, Inc., 1615 Brett Road OPS 111, New Castle, DE 19720, Attention: Charles Huesler (charles.huesler@citi.com); or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by the Company or the Administrative Agent, respectively in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(ii) All such notices and communications will be deemed effective (A) if in writing and delivered in person or by courier, on the date it is delivered; (B) if sent by telex, on the date the recipient’s answerback is received; (C) if sent by facsimile transmission, on the date that transmission is received in legible form; (D) if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered; or (E) if sent by electronic messaging system, on the date that electronic message is received. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any of the other Loan Documents to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(b) Electronic Communications. (i) Delivery of Communications by the Credit Parties. Each Credit Party agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto) or the issuance of a Letter of Credit, (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article 3 relating to the effectiveness of this Agreement and/or any Borrowing or the issuance of any Letter of Credit hereunder or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other e-mail address designated by the Administrative Agent from time to time.

(ii) Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another similar website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(iii) E-mail Notification to Lenders. Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (B) that the foregoing notice may be sent to such e-mail address.

(iv) Presumption as to Delivery of E-Mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Waiver of Responsibility. Each party acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

Section 9.03. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Company, and no waiver or consent shall be effective except in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall (1) increase the Commitment of any Lender (without prejudice however to the terms of Section 2.04(c)), increase the Letter of Credit Limit or subject any Lender to any additional obligation, reduce the principal of, or interest on, any Advance or Reimbursement Obligation, or any fee or any other amount payable hereunder or under any other Loan Document, or postpone any date fixed for any payment of principal of, or interest on, any Advance or Reimbursement Obligation, or any fee or any other amount payable hereunder, without the consent of each Lender directly affected thereby, or (2) release the Company from its obligations under Article 10, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances and Reimbursement Obligations, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or amend Section 2.11, Section 2.12(b) or this Section 9.03 without the consent of all the Lenders; provided, further, that no such amendment, waiver or consent shall alter the rights and obligations of any Issuing Lender hereunder and under any of the other Loan Documents without the written consent of such Issuing Lender; and provided, further, that no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents without the written consent of the Administrative Agent.

Section 9.04. Costs and Expenses. (a) The Company shall pay on demand or reimburse the Administrative Agent and the Lead Arrangers on demand for (1) all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Lead Arrangers in connection with the syndication of the credit facility provided for herein and the preparation, execution, delivery and administration and any amendment of or waiver under, this Agreement and any of the other Loan Documents, including, without limitation, the reasonable out-of-pocket fees and expenses of a single counsel for the Administrative Agent and the Lead Arrangers selected by the Administrative Agent, and (2) all reasonable out-of-pocket costs and expenses of the Administrative Agent and each Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents, including, without limitation, reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent and the respective Lenders in connection with the enforcement of rights under this Section 9.04, except for any such costs or expenses arising from (i) the bad faith, gross negligence or willful misconduct of the Administrative Agent or any Lender, as finally determined by a court of competent jurisdiction, (ii) legal proceedings commenced by a Lender against another Lender or the Administrative Agent, or (iii) legal proceedings commenced against an indemnified party by any security holder or creditor thereof solely in its capacity as such; provided further that the Company shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for the Administrative Agent and the Lenders collectively, unless, (w) in the written opinion of outside counsel reasonably satisfactory to the Company, representation of all such parties would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified parties; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified parties; or (z) the Company shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Company’s expense.

(b) If any payment or prepayment of principal of, or Conversion of, any Eurocurrency Rate Advance or LIBO Rate Advance is made by a Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of (i) a payment or Conversion pursuant to Section 2.03(d), 2.10 or 2.14, (ii) a Commitment Increase pursuant to Section 2.04(c), (iii) acceleration of the maturity of the Advances pursuant to Article 7, or (iv) any other reason, or if the Company shall fail to effect any Borrowing of a Revolving Credit Advance (other than a Base Rate Advance) or any Competitive Bid Advance from any Lender on the date specified for such Borrowing in the related Notice of Revolving Credit Borrowing or Notice of Competitive Bid Borrowing (including by reason of the failure of any applicable condition set forth in Article 3 to be satisfied), or if the Lender shall make an assignment of its Advances pursuant to Section 2.17, then the Company shall, on demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender the amount required to compensate such Lender for any additional losses, costs or expenses incurred by it as a result of such payment, prepayment or Conversion, failure to borrow or assignment, including, without limitation, any loss (excluding loss of anticipated margin), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain the relevant Advance or Advances. Determinations by a Lender for purposes of this Section 9.04(b) of any loss, cost or expense shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis. Any Lender requesting compensation under this Section 9.04(b) will furnish the Company with a certificate setting forth in reasonable detail the basis and amount of such request for compensation.

(c) The Company agrees to pay, indemnify, and hold each Lender and the Administrative Agent and their respective employees, directors, advisors and affiliates (collectively, the “indemnified parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, investigations, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents, the making of Advances and other extensions of credit thereunder, and the use or proposed use of the proceeds of the Advances and the Letters of Credit (collectively, the “indemnified liabilities”); provided, however, that the Company shall have no obligation hereunder to any indemnified party with respect to indemnified liabilities arising from (i) the bad faith, gross negligence or willful misconduct of such indemnified party, as finally determined by a court of competent jurisdiction, (ii) legal proceedings commenced by a Lender against another Lender or the Administrative Agent, or (iii) legal proceedings commenced against an indemnified party by any security holder or creditor thereof solely in its capacity as such; provided further that the Company shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to up to one local counsel in each applicable local jurisdiction) for all indemnified parties unless, (w) in the written opinion of outside counsel reasonably satisfactory to the Company and the Administrative Agent, representation of all such indemnified parties would be inappropriate due to the existence of an actual or potential conflict of interest; (x) the Administrative Agent or any such Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the other indemnified parties; (y) the Administrative Agent or any such Lender shall have reasonably concluded that it otherwise has interests divergent from those of the indemnified parties; or (z) the Company shall authorize in writing the Administrative Agent or any such Lender to employ separate counsel at the Company’s expense. Subject to the foregoing, in the case of any claim, investigation, litigation or proceeding to which the indemnity in this clause (c) applies, such indemnity shall be effective whether or not such claim, investigation, litigation or proceeding is brought by the Company or any of its affiliates or creditors, and whether or not the indemnified party is otherwise a party thereto.

(d) Without prejudice to the survival of any other agreement of the Company or the Lenders hereunder, the agreements and obligations of the Company contained in Sections 2.13, 2.15 and this 9.04 shall survive the payment in full of principal, interest and all other amounts payable under this Agreement and the Notes.

(e) Notwithstanding anything contained herein to the contrary, no indemnified party shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or any other Platform in connection with this Agreement, nor shall any indemnified party have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith.

Section 9.05. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Lender that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 9.06. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in Section 9.06(b)) and, to the extent expressly contemplated hereby, the respective directors, officers, employees, agents and advisors of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.06. Assignments and Participations. (a) (i) Subject to the conditions set forth in clause Section 9.06(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its

Commitment and the Advances at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Advances, the amount of the Commitment or Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof, unless each of the Company and the Administrative Agreement otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent duly completed Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to clause Section 9.06(iv) of this Section 9.06, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15 and 9.04(c)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (b) of this Section 9.06.

(iv) The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Advance (and any Note evidencing the Advance) and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent, the Issuing Lenders and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, each Issuing Lender and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause Section 9.06(ii) of this Section 9.06 and any written consent to such assignment required by clause Section 9.06 of this Section 9.06, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause.

(b) Any Lender may, without the consent of any Borrower, the Administrative Agent or any Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) each Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.03 that affects such Participant (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any Participant if the Participant’s participation is not increased as a result thereof). The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.15 and 9.04(c) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause Section 9.06 of this Section, provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.12 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12(b) as though it were a Lender.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.06 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d) If the Company shall designate as a Designated Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Administrative Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Borrower (and such Lender shall, to the extent of Advances made to and participations in Letters of Credit issued for the account of such Designated Borrower, be deemed for all purposes hereof to have pro tanto assigned such Advances and participations to such Affiliate in compliance with the provisions of this Section 9.06).

Section 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.09. Captions. Captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 9.10. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (in which case the Administrative Agent or such Lender, as applicable, shall use reasonable efforts to notify the Company prior to such disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.06(d), or (iii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement, or any actual or potential credit insurance provider, relating to the Parent or the Company and their obligations, (g) with the consent of the Company, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section, or (ii) becomes available to the Administrative Agent, an Issuing Lender or any Lender on a nonconfidential basis from a source other than the Parent or its Subsidiaries. For the purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent, any of its Subsidiaries or their respective business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to disclosure by the Parent or its Subsidiaries; provided that, in the case of information received from the Parent or its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.11. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12. Integration. This Agreement, the Notes and the other Loan Documents represent the entire agreement of the Borrowers, the Lenders and the Administrative Agent with respect to the subject matter hereof and thereof.

Section 9.13. Jurisdiction, Etc. (a) Each Credit Party irrevocably submits, for itself and its Property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each Credit Party further irrevocably agrees that any and all legal process in connection with any such action or proceeding in any such court may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to it at its address set forth in Section 9.02(a), such service being hereby acknowledged by such Credit Party to be effective and binding service. Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14. Waiver of Jury Trial. EACH CREDIT PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

Section 9.15. Judgment Currency. This is an international loan transaction in which the specification of U.S. Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), and any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and each Specified Currency shall be the currency of account in all events relating to Advances denominated in such Specified Currency. The payment obligations of the Borrowers under this Agreement and the other Loan Documents shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered (such Business Day being hereinafter referred to as the “Secondary Currency Conversion Date”).

If there is a change in the rate of exchange prevailing between the Secondary Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Secondary Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency which could have been purchased with the amount of Secondary Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Secondary Currency Conversion Date.

Section 9.16. USA PATRIOT Act. Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 9.17. No Financing Relationship. Each Credit Party hereby acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement; neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Credit Party or any Designated Borrower arising out of or in connection with this Agreement; the relationship between the Administrative Agent and the Lenders, on one hand, and the Credit Parties and the Designated Borrowers, on the other hand, in connection herewith is solely that of debtor and creditor; and no joint venture exists among the Lenders, or among the Credit Parties and the Lenders, with respect to this Agreement.

Section 9.18. European Monetary Union.

(a) Alternative Currencies. If and to the extent that any EMU Legislation provides that an amount denominated either in the Euro or in the National Currency Unit of a Participating Member State and payable within the Participating Member State by crediting an account of the creditor can be paid by the debtor either in the Euro Unit or in that National Currency Unit, any party to this Agreement shall be entitled to pay such amount either in the Euro Unit or in such National Currency Unit.

(b) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in the Euro or in a National Currency Unit, the Administrative Agent shall not be liable to the Company or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in the Euro Unit or, as the case may be, in a National Currency Unit) to the account of the Company or any Lender, as the case may be, in the Principal Financial Center in the Participating Member State which the Company or, as the case may be, such Lender shall have specified for such purpose. In this paragraph (b), “all relevant steps” shall mean all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time reasonably determine for the purpose of clearing or settling payments of the Euro.

(c) Determination of Eurocurrency Rate or LIBO Rate. For the purposes of determining the date on which the applicable interest rate for Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be, is determined under this Agreement for any Advance denominated in the Euro (or any National Currency Unit) for any Interest Period therefor, references in this Agreement to London Banking Days shall be deemed to be references to Target Operating Days. In addition, if the Administrative Agent determines that there is no Eurocurrency Rate or LIBO Rate, as the case may be, displayed on the Screen Page for deposits denominated in the National Currency Unit in which any Advances are denominated, the Eurocurrency Rate or LIBO Rate, as the case may be, for such Advances shall be based upon the rate displayed on the applicable Screen Page for the offering of deposits denominated in Euro Units.

(d) Rounding. Without prejudice and in addition to any method of conversion or rounding prescribed by the EMU Legislation, each reference in this Agreement to a minimum amount (or a multiple thereof) in a National Currency Unit to be paid to or by the Administrative Agent shall be replaced by a reference to such reasonably comparable and convenient amount (or a multiple thereof) in the Euro Unit as the Administrative Agent may from time to time specify.

(e) Other Consequential Changes. Without prejudice to the respective liabilities of the Company to the Lenders and the Lenders to the Company under or pursuant to this Agreement, except as expressly provided in this Section 9.18, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to the Euro in Participating Member States.

Section 9.19. Addition of Guarantors. Any subsidiary of the Parent may become a party hereto as a Guarantor and Credit Party by signing and delivering to the Administrative Agent a Guarantee and Joinder Agreement.

Section 9.20. Release of Guarantors. Each of the Lenders and the Issuing Banks irrevocably authorizes the Administrative Agent to release any Guarantor (other than the Parent and the Company) from its obligations under its Guarantee in accordance with the terms of the applicable Guarantee and Joinder Agreement.

ARTICLE 10

GUARANTEE

Section 10.01. Guarantee. The Company hereby unconditionally guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on any and all Advances made to and Reimbursement Obligations of each Designated Borrower and all other amounts whatsoever from time to time owing to the Lenders or the Administrative Agent or any of them by any

Designated Borrower under this Agreement and the other Loan Documents pursuant to its Designation Letter, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Company hereby further agrees that if any Designated Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, the Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02. Obligations Unconditional. (a) The obligations of the Company under this Article 10 are unconditional irrespective of (i) the authorization, value, genuineness, legality, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or waiver of the terms of any of the Guaranteed Obligations, (iii) any extension of time for performance or waiver of performance of any covenant of any Designated Borrower or any failure or omission to enforce or delay in enforcing any right with regard to any of the Guaranteed Obligations, (iv) any bankruptcy or insolvency of any Designated Borrower, (v) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (vi) any other circumstance with regard to any of the Guaranteed Obligations which may or might in any manner constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of the Company hereunder shall be absolute and unconditional under any and all circumstances.

(b) The Company hereby expressly waives diligence, presentment, demand, protest, and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Designated Borrower hereunder or under the Designation Letter of such Designated Borrower or any Note of such Designated Borrower.

Section 10.03. Reinstatement. The guarantee in this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Designated Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 10.04. Subrogation. Until the termination of the Commitments and the payment in full of the principal of and interest on the Advances and the Reimbursement Obligations and all other amounts payable to the Administrative Agent or any Lender hereunder (other than contingent indemnification obligations), the Company hereby agrees not to enforce any rights arising by way of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise, arising from any payment by it pursuant to the provisions of this Article 10.

Section 10.05. Remedies. The Company agrees that, as between the Company on the one hand and the Lenders and the Administrative Agent on the other hand, the obligations of any Designated Borrower guaranteed under this Agreement may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Article 7, for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Designated Borrower or otherwise) preventing such declaration as against such Designated Borrower and that, in the event of such declaration or automatic acceleration such obligations (whether or not due and payable by such Designated Borrower) shall forthwith become due and payable by the Company for purposes of said Section 10.01.

Section 10.06. Continuing Guarantee. The guarantee in this Article 10 is a continuing guarantee and shall apply to all Guaranteed Obligations whenever arising.

Section 10.07. Limitation of Liability. The Company’s obligation under the Guarantee set forth in this Article 10 with respect to the Guaranteed Obligations of the Parent, if any, shall be limited to an aggregate amount equal to the largest amount that would not render its guarantee of such Guaranteed Obligations subject to avoidance under section 548 of the Bankruptcy Code or any comparable provision of any other applicable law.

EXHIBIT B

TO AMENDMENT NO. 1

EXHIBIT I

[Form of Guarantee and Joinder Agreement]

GUARANTEE AND JOINDER AGREEMENT dated as of [            ] by [NAME OF GUARANTOR], a [            ] corporation (with its successors, the “Guarantor”) for the benefit of the Guaranteed Parties named below.

WHEREAS, the Guarantor is [describe relationship] of, MERCK & CO., INC., New Jersey Corporation (with its successors, the “Company”); and

WHEREAS, the Company, the LENDERS party thereto (the “Lenders”) and CITICORP USA, INC., as Administrative Agent (the “Administrative Agent” and, together with the Lenders, the “Guaranteed Parties”) are parties to the Amended and Restated Credit Agreement dated as of April 12, 2006 (as amended on or prior to the date hereof, including by Amendment No. 1 thereto dated April 20, 2009, the “Credit Agreement”).

WHEREAS, the Guarantor is willing to enter into this Guarantee and Joinder Agreement; and

WHEREAS, terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees as follows:

1. The Guarantee. The Guarantor hereby unconditionally guarantees to each Guaranteed Party the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on any and all Advances made to and Reimbursement Obligations of the Company, obligations of the Company pursuant to Article 10 of the Credit Agreement, and all other amounts whatsoever from time to time owing to the Guaranteed Parties or any of them by the Company under the Credit Agreement and the other Loan Documents, in each case strictly in accordance with the terms thereof (the “Guaranteed Obligations”). Upon failure by the Company to pay any Guaranteed Obligation punctually when due, the Guarantor shall forthwith on demand pay the amount not so paid at the place and in the manner specified in the instrument evidencing such Guaranteed Obligation; provided that, in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be punctually paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2. Guarantee Unconditional. The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or any other Person under any Loan Document, by operation of law or otherwise;

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(b) any modification or amendment of or supplement to any Loan Document;

(c) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Company or any other Person under any Loan Document;

(d) any change in the corporate existence, structure or ownership of the Company or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or any other Person or any of their assets or any resulting release or discharge of any obligation of the Company or any other Person under any Loan Document;

(e) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Company or any other Person, whether in connection with the Loan Documents or with any unrelated transactions; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f) any invalidity or unenforceability relating to or against the Company or any other Person for any reason of any Loan Document or any provision of applicable law or regulation purporting to prohibit the payment of any Guaranteed Obligation by the Company or any other Person; or

(g) any other act or omission to act or delay of any kind by the Company, or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations hereunder.

3. Limit of Liability. If the Guarantor (other than, for the avoidance of doubt, the Company in its capacity as a Guarantor) is a subsidiary of Parent (such Guarantor a “Subsidiary Guarantor”), the obligation of such Guarantor under this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

4. Release of Guarantee.

(a) The Guarantor’s obligations hereunder shall, subject to clause (c) below, remain in full force and effect until all Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations as to which no claims have been asserted) and no Lender shall have any Commitment under, and no Letter of Credit shall remain outstanding under, the Credit Agreement.

(b) If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

(c) If it shall come to pass that any Subsidiary Guarantor is a guarantor neither with respect to any other Credit Facility nor with respect to the Senior Notes, or any Subsidiary Guarantor shall cease to be a Subsidiary of the Parent, or all the assets of a Subsidiary Guarantor are sold to a Person other than the Parent or any of its Subsidiaries, in each case, in a transaction not otherwise prohibited by the Credit Agreement (any such sale, a “Sale of

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Guarantor”), such Subsidiary Guarantor shall be automatically released from its Guarantee hereunder, and the Administrative Agent shall, at the Company’s expense, execute and deliver such documents as the Company may reasonably request to evidence such release. Such release shall not require the consent of any Lender or the Administrative Agent and the Administrative Agent shall be fully protected in relying on a certificate of the Company or the Parent as to whether the foregoing conditions are satisfied.

5. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against any other guarantor, the Company or any other person or entity.

6. Subrogation. Upon making full payment with respect to any Guaranteed Obligation hereunder, the Guarantor shall be subrogated to the rights of the payee against the Company with respect to such payment; provided that the Guarantor shall not enforce any payment by way of subrogation against the Company unless all Guaranteed Obligations shall have been paid in full (other than contingent indemnification obligations as to which no claims have been asserted) and no Lender shall have any Commitment under, and no Letter of Credit shall remain outstanding under, the Credit Agreement.

7. Stay of Acceleration. If acceleration of the time for payment of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Credit Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Administrative Agent.

8. Continuing Guarantee. This Guarantee is a continuing guarantee, shall be binding on the Guarantor and its successors and assigns, and shall be enforceable by the Guaranteed Parties. If all or part of the Guaranteed Parties’ interest in any Guaranteed Obligation is assigned or otherwise transferred, the transferor’s rights under this Guarantee, to the extent applicable to the obligation so transferred, shall automatically be transferred with such obligation.

9. Party to Credit Agreement. Upon delivering this Guarantee and Joinder Agreement to the Administrative Agent, the Guarantor will become a party to the Credit Agreement, and the Guarantor will thereafter have all the rights and obligations of a “Guarantor” [and][, ]a “Credit Party” [and “the Parent”] thereunder and be bound by all the provisions thereof as fully as if the Guarantor were one of the original parties thereto.

10. Representations and Warranties. Each of the representations and warranties set forth in Article 4 of the Credit Agreement that relate to the Guarantor is true as applied to the Guarantor as of the date hereof.

11. No Waiver. No failure to exercise or delay in exercising any right, power or privilege under this Guarantee and Joinder Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Guarantee and Joinder Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

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12. Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Majority Lenders and the Guarantor; provided that no such amendment or waiver shall, without the written consent of all Lenders, (x) release the Guarantor from, or limit its liability with respect to, its obligations hereunder (other than as provided for in Section 4 hereof) or (y) modify this Section 12.

13. Successors and Assigns. This Guarantee shall be binding upon the Guarantor and its successors and assigns, for the benefit of the Guaranteed Parties and their successors and assigns, except that the Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of all Lenders.

14. Miscellaneous. The Guarantor hereby agrees that this Guarantee and Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York. The Guarantor hereby submits to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee and Joinder Agreement or any of the other Loan Documents, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guarantee and Joinder Agreement or any of the other Loan Documents in any New York State or Federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Guarantor further irrevocably agrees that any and all legal process in connection with any such action or proceeding in any such court may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to it at the address set forth in Section 9.02(a) of the Credit Agreement, such service being hereby acknowledged by such Credit Party to be effective and binding service.

15. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE AND JOINDER AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Joinder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF GUARANTOR]

By:
Name:
Title:

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